Exhibit 15.1

Management Discussion and Analysis

For the year ended December 31, 2021

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

This Management’s Discussion and Analysis (“MD&A) is presented and dated as of April 3, 2022 and should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2021. The Company’s audited consolidated financial statements have been prepared on a “going concern” basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The operations of the Company have been primarily funded through internally generated cashflow and private placements of equity and convertible debentures. The continued operations of the Company are dependent on the Company’s ability to generate profitable operations in the future, develop and execute a sufficient financing plan for future operations and receive continued financial support from shareholders and other providers of finance.

The consolidated financial statements do not reflect the adjustments, if any, or changes in presentation that may be necessary should the Company not be able to continue on a going concern basis.

All currency amounts in the accompanying financial statements and this management discussion and analysis are in Canadian dollars unless otherwise noted.

The outbreak of the coronavirus, also known as “COVID-19,” spread across the globe and is impacting worldwide economic activity. Government authorities have implemented emergency measures to mitigate the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods, and social distancing, have caused material disruption to business globally. Governments and central banks reacted with significant monetary and fiscal interventions designed to stabilize economic conditions.

The Company will continue to monitor the impact of the COVID-19 pandemic, the duration and impact of which is unknown at this time which may include further disruptions to global supply chains and the manufacturing and delivery of parts that the Company relies on for its products. Although it is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Company and its operations in future periods, such impacts are not expected to be significant going forward. Aside from the acquisition of Dronelogics and being opportunistic on other partnerships or acquisitions, the Company has expanded its products and services offered to include health and telehealth applications relating to COVID-19, as a way to mitigate the effects of COVID-19.

Special Note Regarding Forward Looking Information

This Management Discussion & Analysis (“MD&A”) is intended to provide readers with the information that management believes is required to gain an understanding of the current results of Draganfly Inc. (the “Company” or “Draganfly”) and to assess the Company’s future prospects. Accordingly, certain sections of this report, other than statements of historical fact, may contain forward-looking statements that are based on current plans and expectations and are subject to certain risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions.

The statements we make regarding the following matters are forward-looking by their nature and are based on certain of the assumptions noted below:

●	the intentions, plans and future actions of the Company;
●	statements relating to the business and future activities of the Company;
●	anticipated developments in operations of the Company;
●	market position, ability to compete and future financial or operating performance of the Company;
●	the timing and amount of funding required to execute the Company’s business plans;
●	capital expenditures;
●	the effect on the Company of any changes to existing or new legislation or policy or government regulation;

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Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

●	the availability of labor;
●	requirements for additional capital;
●	goals, strategies and future growth;
●	the adequacy of financial resources;
●	expectations regarding revenues, expenses and anticipated cash needs;
●	the impact of the COVID-19 pandemic on the business and operations of the Company; and
●	general market conditions and macroeconomic trends driven by the COVID-19 pandemic and/or geopolitical conflicts, including supply chain disruptions, market volatility, inflation, and labor challenges, among other factors.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. Furthermore, unless otherwise stated, the forward-looking statements contained in this MD&A are made as of the date hereof, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes or otherwise, except as required by law.

These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These include, without limitation, the Company’s current and planned operations and the expected results of new operations and new clients. These risks and uncertainties include, but are not restricted to:

●	The Company’s history of losses;
●	The dilution of holdings in the Company’s securities;
●	Research and development costs;
●	The failure of new business models to produce financial returns;
●	Operational risks for which the Company may not be adequately insured;
●	The Company operates in an evolving market that makes it difficult to evaluate business and future prospects;
●	Competitive market conditions and challenges from competitors;
●	The pace of technological change and the Company’s ability to stay on top of market and technology changes;
●	The failure to obtain necessary regulatory approvals and permits or limitations placed on the development, operation, and sale of unmanned aerial vehicles (“UAVs”) by governments;
●	Risks associated with any particular future acquisitions that would allow the company to provide additional product or service offerings;
●	The Company’s ability to retain key employees and personnel and the Company’s ability to manage growth;
●	Adverse economic changes;
●	The impact of the COVID-19 pandemic on the Company’s business, operations, and future financial performance;
●	Negative macroeconomic and geopolitical trends that could restrict the Company’s ability to access capital;
●	Uncertainties associated with operations in foreign countries;
●	Adverse tax policies;
●	An inability to access critical components or raw materials used to manufacture the Company’s products and supply chain disruptions;
●	Weather and other natural outdoor conditions that can imperil the use of UAVs;
●	The Company’s products may be subject to recalls or returns or defective products or services that could negatively effect the Company’s operating results;
●	An inability to secure adequate funding for research and development;
●	Export controls or restrictions on the Company’s ability to deliver its product outside of Canada;
●	Consumer perception regarding the use and safety of UAVs;
●	A failure to successfully market the Company’s products;
●	Security risks associated with electronic communications and IT infrastructure;
●	Inadequate consumer protection and data privacy practices;

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Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

●	An inability of our business partners to fulfill their obligations to us or to secure company information;
●	A failure to protect the Company’s intellectual property, proprietary rights, and trade secrets, including through a failure to adequately apply for or seek such protections;
●	Failure to adhere to financial reporting obligations and mandates associated with being a public company;
●	The Company’s limited experience operating as publicly traded corporation;
●	Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters;
●	Write-downs of goodwill or other intangible assets;
●	Legal proceedings in which the Company may become involved;
●	Conflicts of interests among our directors and officers;
●	Volatility related to our share price;
●	A failure to maintain an active trading market for our common shares;
●	The Company may never pay dividends and a return on an investment in the Company will depend upon an appreciation in the price of our shares after purchase;
●	The Company may be classified as a “passive foreign investment company” for U.S. federal income tax purposes;
●	United States investors may not be able to obtain an enforcement of civil liabilities against the Company
●	The Company’s status as an “emerging growth company”;
●	Increased costs and compliance matters related to our status as a public company in the United States; and
●	The Company’s status as a “foreign private issuer.”

Readers are cautioned to read more about the potential risks the Company faces under the heading “Business Risks” beginning on page 29 of this MD&A.

Non-GAAP Measures and Additional GAAP Measures

In this MD&A we describe certain income and expense items that are unusual or non-recurring. There are terms not defined by International Financial Reporting Standards (IFRS). Our usage of these terms may vary from the usage adopted by other companies. Specifically, Gross profit, Gross margin and Cash flow from operations are undefined terms by IFRS that may be referenced herein. We provide this detail so that readers have a better understanding of the significant events and transactions that have had an impact on our results.

Throughout this document, reference is made to “gross profit,” “gross margin,” and “working capital”, which are non-IFRS measures. Management believes that gross profit, defined as revenue less operating expenses, is a useful supplemental measure of operations. Gross profit helps provide an understanding on the level of costs needed to create revenue. Gross margin illustrates the gross profit as a percentage of revenue. Management believes that working capital, defined as current assets less current liabilities, is an indicator of the Corporation’s liquidity and its ability to meet its current obligations. Readers are cautioned that these non-IFRS measures may not be comparable to similar measures used by other companies. Readers are also cautioned not to view these non-IFRS financial measures as an alternative to financial measures calculated in accordance with International Financial Reporting Standards (“IFRS”).

Core Business and Strategy

Draganfly creates quality, cutting-edge unmanned and remote data collection and analysis platforms and systems that are designed to revolutionize the way companies do business. The Company is incorporated under the British Columbia Business Corporations Act and has its registered office located at 2800 – 666 Burrard Street, Vancouver, BC, V6C 2Z75 with a head office at 2108 St. George Avenue, Saskatoon, SK, S7M 0K7.

Recognized as being at the forefront of UAV (unmanned aerial vehicles) technology for two decades, Draganfly is an award-winning, industry-leading manufacturer, contract engineering, and product development company within the commercial UAV space serving the public safety, agriculture, industrial inspections, and mapping and surveying markets. More recently, the Company’s offering expanded to include the health/telehealth field providing illness detection, social monitoring solutions, and sanitary spraying services relating to the ongoing COVID-19 pandemic. Draganfly is a company driven by passion, ingenuity, and the need to provide efficient solutions and first-class services to its customers around the world with the goal of saving time, money, and lives.

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Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Founded in 1998, Draganfly is recognized as one of the first commercial multi-rotor manufacturers and has a legacy for its innovation and superior customer service. The company has sold products and services to over 50 countries.

Draganfly can provide its customers with an entire suite of products and services that include quad-copters, fixed-wing aircrafts, ground based robots, handheld controllers, flight training, and software used for tracking, live streaming, and data collection. The integrated UAV system is equipped for automated take-offs and landings with altitude and return to home functions as well as in-house created survey software. Draganfly’s standard features combined with custom fit camera payloads ranging from multi-spectral, hyper-spectral, LIDAR, thermal, and infrared allows Draganfly to offer a truly unique solution to clients.

With 23 issued and one pending fundamental UAV patents in the portfolio, Draganfly will continue to expand and grow its intellectual property portfolio.

In addition, Draganfly has launched a health/telehealth platform. The initial focus is a COVID-19 screening set of technologies that remotely detect a number of key underlying respiratory symptoms. Further, Draganfly offers sanitary spraying services to any indoor or outdoor public gathering space such as sports auditoriums and fields to provide an additional level of protection against the spread of contagious viruses such as COVID-19.

Historically, the main business of the Company was as a manufacturing company offering commercial UAVs directly to its customer base across various industry verticals. The Company has evolved to offer engineering procurement for certain customers in a vertical that it did not previously serve, such as military applications. The rationale is three-fold: engage in long term contracts that tend to be recurring in nature, gain exposure to an industry that the Company otherwise did not have access to, and leverage our innovation learnings into other products that can be sold in other industries.

Draganfly works with its customers to customize a product or platform from idea to research and development (R&D) to completion and testing. A work plan is created with timelines and budgets which includes materials, travel, testing, and engineering time. The work plan is approved by the customer before work begins. To date, the majority of this work is considered proprietary in nature and is protected by trade secrets and other intellectual property protections.

With its acquisition of Dronelogics in April 2020, the Company has further broadened its scope to provide custom built parts, accessories, drone services, and the ability to sell third-party manufactured UAVs along with support services that it did not typically offer before.

On March 9, 2021, the Company announced that it completed the final closing of its Regulation A+ Offering of units sold pursuant to the Company’s Regulation A+ offering circular (the “Offering Document”) filed with the U.S. Securities and Exchange Commission. The Company issued 5,154,293 units for gross proceeds in the amount of $15,504,135 (US$12,112,606) in the final closing. Each unit is comprised of one common share of the Company and one common share purchase warrant, with each warrant entitling the holder to acquire one common share at a price of US$3.55 per common share for period of two years from the date of issuance. The common shares and warrants issued in connection with the offering are subject to a nine month hold period. In total, the Company issued 7,000,000 units under its Offering Document for aggregate gross proceeds of US$16,450,000.

On July 30, 2021, the Company’s shares began trading on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “DPRO”. The Company’s shares continue to trade on the Canadian Stock Exchange (the “CSE”), however, as of July 30, 2021 they now trade under the symbol “DPRO” on that exchange as well. The Company’s shares also trade on the Frankfurt Stock Exchange under the Symbol “3UB”.

In order to become compliant with Nasdaq regulations, the company also underwent a stock consolidation. Effective July 29, 2021, the Company consolidated its issued and outstanding common shares on a 5 to 1 basis, which resulted in 27,045,909 common shares outstanding post-consolidation.

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Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Additional information relating to the Company may be found at the Company’s website, www.draganfly.com.

2021 Highlights

●	2021 Total Revenues of $7,053,865 with Product Sales of $5,103,399

Although, the Company’s products are still well regarded in the industry, the commercial UAV space as a whole has been impacted by lower priced consumer drones that can now offer similar functionality. The Company recognized an opportunity to address this market by acquiring Dronelogics, a company that among other things, resells lower priced, third party drones as well as other third party products such as LiDAR sensors. 2021 revenues increased by $2,690,354 from $4,363,511 in 2020 to $7,053,865 with the bulk of this revenue coming from product sales. Engineering services revenue of $645,667 was down slightly over 2020 while drone services sales of $1,304,799 was up 107% over the same period in 2020 due to the gradual shift towards providing more services revenue.

●	Gross Profit was up 50.2% with Gross Margins down 6.9% in 2021 Compared to 2020

In 2021, the Company’s total gross margin was 37.5% vs 40.3% in 2020. This is due to higher revenues from product sales which have lower profit margins compared to the Company’s services.

●	Company Diversified its Product and Services Offering with Acquisition

Given the Company’s deep engineering talent, a natural evolution was to outsource in-house capabilities to customers. Doing this leverages the Company’s core skill set of innovation that tends to lead to future projects, bringing in more consistent revenue. With its recent acquisition of Dronelogics, the Company has increased its scope of products and services to include the sale of third-party manufactured UAVs and drone-as-a-service type work. This has proved beneficial during the current pandemic as not all services are impacted the same way so having a larger breadth of products and services, in part mitigates some risk for the Company.

●	Company Broadens its Services to Include Health Vertical in the Face of Global Pandemic

Through its recently purchased Vital Intelligence assets and Varigard partnership, the Company recently added health monitoring and prevention to its product and service offering. Securing some key clients in this business line was key to proving out this new vertical. These clients were important for validation of this relatively new technology, but more importantly demonstrates the Company’s ability to evolve and offer products and services that have global applicability.

●	Risks Related to Operations

The Company’s UAVs are sold in rapidly evolving markets. The commercial UAV market is in early stages of customer adoption. Accordingly, the Company’s business and future prospects may be difficult to evaluate. The Company cannot accurately predict the extent to which demand for its products and services will increase, if at all. The challenges, risks and uncertainties frequently encountered by companies in rapidly evolving markets could impact the Company’s ability to do the following:

●	generate sufficient revenue to maintain profitability;
●	acquire and maintain market share;
●	achieve or manage growth in operations;
●	develop and renew contracts;
●	attract and retain additional engineers and other highly qualified personnel;
●	successfully develop and commercially market new products;
●	adapt to new or changing policies and spending priorities of governments and government agencies; and
●	access additional capital when required and on reasonable terms.

For further and more detailed risk disclosure, please reference “Business Risks” at the end of this MD&A.

5

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Outlook and Guidance

General

The Company believes that drone regulations are gradually loosening which should lead to more revenue opportunities from a greater pool of customers. With the Company more capitalized and having easier access to funds in the public markets on both sides of the border, the Company will increasingly focus on some of its growth initiatives in the US, Canada, and abroad. Operationally, having more capital will help the Company expand and diversify its engineering, drone, and health services businesses. This will require more human resources from an oversight, sales, and engineering perspective and the Company anticipates adding additional staff to accommodate these plans. Further, the Company will continue to focus on innovation, product development, and expanding its hardware offerings opportunistically into niche segments of the UAV and related sectors. Finally, the Company has considered providing various other non-engineering services and it may make more sense to buy an existing industry player than to build out this offering. With the Company now also listed on the Nasdaq, it will open up further opportunities to use its Common Shares as a currency for potential acquisitions. The Company expects to be active in this regard reviewing partnerships, investments, and acquisitions in the current fiscal year and the near future.

Selected Financial Information

The following selected financial data has been extracted from the audited condensed consolidated financial statements, prepared in accordance with International Financial Reporting Standards, for the fiscal years indicated and should be read in conjunction with the audited condensed consolidated financial statements. All earnings per share calculations are shown post-consolidation.

For the year ended December 31,	2021	2020	2019
Total revenues	$7,053,865	$4,363,511	$1,380,427
Gross Profit (as a % of revenues)	37.5%	40.3%	84.1%
Net income (loss)	(16,202,972)	(8,015,813)	(11,095,057)
Net income (loss) per share ($)
- Basic	(0.59)	(0.48)	(0.23)
- Diluted	(0.59)	(0.48)	(0.23)
Comprehensive income (loss)	(16,399,137)	(8,015,709)	(11,095,057)
Comprehensive income (loss) per share ($)
- Basic (post-consolidation)	(0.59)	(0.48)	(0.23)
- Diluted (post-consolidation)	(0.59)	(0.48)	(0.23)
Change in cash and cash equivalents	$20,956,819	$(447,063)	$2,349,954

The net loss and comprehensive loss for the year ended December 31, 2021, include a change in fair value of derivative liability of $8,149,812 and an expense for goodwill impairment of $4,579,763, and would otherwise been a loss of $19,773,021 for the net loss, and $19,969,186 for the comprehensive loss, respectively.

As at	December 31, 2021	December 31, 2020
Total assets	$42,113,240	$7,100,567
Working capital	26,836,922	1,214,371
Total non-current liabilities	465,214	104,885
Shareholders’ equity	$34,926,239	$3,848,205

Number of shares outstanding	33,168,946	17,218,694

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Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Shareholders’ equity and working capital as at December 31, 2021 includes a fair value of derivative liability of $5,560,002 and would otherwise be $40,486,241 and working capital of $32,396,924 respectively.

Results of Operations

Revenue

For the year ended December 31,	2021	2020
Product sales	$5,103,399	$3,087,223
Drone services	1,304,799	630,532
Custom engineering services	645,667	645,756
Total revenue	$7,053,865	$4,363,511

Total revenue for the year ended December 31, 2021 increased by $2,690,354 or 61.7% as compared to 2020. The increase in revenue is largely due to the Company’s acquisition of Dronelogics and the retail sales and services business that it brought to the Company’s offering. Product sales increased $2,016,176 or 65.3% in 2021 as compared to 2020 primarily due to third party product sales generated from Dronelogics.

Draganfly Innovations Inc.’s (“Draganfly Innovations”) primary custom engineering customer was domiciled in the US and was shut down and reduced a number of its projects due to the COVID-19 pandemic in 2020. Although, there was no contribution from this customer after March 2020, there was an increase in other engineering services work for 2021.

As at April 30, 2020, the Issuer completed its acquisition of Dronelogics. Therefore, the December 31, 2020 results only include eight months of contributions from Dronelogics.

Cost of Goods Sold / Gross Margin

For the year ended December 31,	2021	2020
Cost of goods sold	$(4,410,777)	$(2,603,911)
Gross profit	$2,643,088	$1,759,600
Gross margin (%)	37.5%	40.3%

Gross profit is the difference between the revenue received and the direct cost of that revenue. Gross margin is gross profit divided by revenue and is often presented as a percent.

For the year ended December 31, 2021, the Company’s Gross Profit increased by $883,488 or 50.2%. As a percentage of sales, gross margin decreased from 40.3% in 2020 to 37.5% in 2021.

Engineering service work consists of the design and customization of various UAV type products for the Company’s clients. Further, this service work tends to have higher gross margins than straight product sales. With this business line currently impacted by the pandemic, gross profit margins were down as this shift in gross margin is due to the lower margin product sales that the Company acquired with Dronelogics.

7

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Selling, General, and Administrative (SG&A)

For the year ended December 31,	2021	2020
Insurance	$2,962,767	$39,988
Office and Miscellaneous	6,455,998	3,387,865
Professional Fees	4,445,949	1,762,594
Research and development	510,895	567,999
Share-based payments	3,952,595	2,668,464
Travel	143,904	25,617
Wages and salaries	2,768,010	1,649,329
Total	$21,240,118	$10,101,856

For the year ended December 31, 2021, SG&A expenses in 2021 increased by 110.3%, from $10,101,856 in 2020 to $21,240,118 in 2021. The largest contributor to the increase is marketing and investor relations costs in the office and miscellaneous line as well as Directors and Officers insurance cost and share-based payments. Some of the other SG&A expenses such as professional fees increased due to increased accounting and legal work around preparation for the Nasdaq listing along with increases in wages and salaries due to the Company’s growth.

Net and Comprehensive Income (Loss)

For the year ended December 31,	2021	2020
Loss from operations	$(19,278,188)	$(8,494,882)
Change in fair value of derivative liability	8,149,812	(748,634)
Finance and other costs	5,074	(23,117)
Foreign exchange gain (loss)	362,448	(87,104)
Gain (loss) on settlement of debt	-	(38,879)
Impairment of notes receivable	(891,471)	-
Impairment of goodwill	(4,579,763)	-
Income from government assistance	24,148	51,627
Other income (loss)	4,968	1,197,465
Net income (loss)	(16,202,972)	(8,015,813)
Cumulative translation differences	136,475	104
Unrealized gain on investments available for sale	(332,640)	-
Comprehensive income (loss)	$(16,399,137)	$(8,015,709)

For the year ended December 31, 2021, the Company recorded a comprehensive loss of $16,399,137 compared to $8,015,709 in 2020. The net loss and comprehensive loss for the year ended December 31, 2021, include a gain in fair value of derivative liability of $8,149,812 and an expense for goodwill impairment of $4,579,763 and would otherwise be $19,773,021 and $19,969,186, respectively. The other largest contributors to the year over year increase is the increased insurance, marketing and investor relations costs, share-based payments, and professional fees relating to the Regulation A+ and Nasdaq financings partially offset by increased revenues.

8

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Authorized share capital

Unlimited number of common shares without par value.

Issued share capital

During the year ended December 31, 2021:

●	The Company issued 1,580,525 common shares for the exercise of warrants for $3,951,312.
●	The Company issued 149,999 common shares for the vesting of Restricted Share Units.
●	The Company issued 392,999 common shares for the exercise of stock options for $987,248.
●	The Company issued 15,000 common shares in lieu of cash.
●	The Company issued 6,488,691 units for the Regulation A+ financing in the United States. Each unit is comprised of one common share and one share purchase warrant. These warrants have an exercise price of $3.55 USD per warrant, each convert to one common share, and have a life of two years.
●	The Company issued 1,200,000 units for the acquisition of Vital Intelligence. Each unit is comprised of one common share and one warrant. These warrants have an exercise price of $13.35 per warrant, each convert to one common share, and have a life of two years.
●	The Company consolidated shares in a 5:1 share consolidation transaction.
●	The Company issued 5,095,966 common shares in a private placement for $25,538,213.
●	The Company issued 359,009 common shares for the exercise of warrants for $978,478.
●	The Company issued 298,661 common shares for the vesting of Restricted Share Units.
●	The Company issued 12,500 common shares for the exercise of stock options for $26,875.
●	The Company issued 356,901 common shares in lieu of cash.

For the year ended December 31, 2020:

●	The Company issued 24,000 common shares for the exercise of warrants for $60,000.
●	The Company issued 20,000 common shares for the exercise of warrants for $50,000.
●	The Company issued 210,320 common shares for the exercise of warrants for $105,160.
●	The Company issued 73,000 common shares for the exercise of warrants for $36,500.
●	The Company issued 294,840 common shares for the exercise of warrants for $147,420.
●	The Company issued 121,840 common shares for the exercise of warrants for $60,920.
●	The Company issued 126,000 common shares for the exercise of warrants for $115,000.
●	The Company issued 645,088 common shares for the acquisition of Dronelogics and an additional 200,000 common shares as finder’s fees.
●	The Company issued 12,000 common shares for the exercise of warrants for $30,000.
●	The Company issued 45,600 common shares for the exercise of warrants for $114,000.
●	The company issued 192,308 common shares for $500,000.
●	The Company issued 111,082 common shares for debt settlement of $344,354, and recognized a loss of $38,879 in the statement of comprehensive loss
●	The Company issued 2,000 common shares for the exercise of warrants for $5,000.
●	The Company issued 637,975 common shares for the exercise of warrants for $1,594,938.
●	The Company issued 7,117 common shares for the vesting of Restricted Share Units.
●	The Company issued 511,299 units for the Regulation A+ financing in the United States. Each unit is comprised of one common share and one share purchase warrant. These warrants have an exercise price of $3.55 USD per warrant, each convert to one common share, and have a life of two years, expiring on November 30, 2022.
●	The Company issued 2,040 common shares for the vesting of Restricted Share Units.
●	The Company issued 2,647 common shares for the vesting of Restricted Share Units.
●	The Company issued 188,194 common shares for the vesting of Restricted Share Units.
●	The Company issued 15,000 common shares for the exercise of warrants for $37,500.

9

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Dronelogics Acquisition

On April 30, 2020, the Company closed the share purchase agreement with the shareholders of Dronelogics, whereby the Company acquired all the issued and outstanding shares in the capital of Dronelogics, excluding the cinematography division, for a consideration of $2,000,000, plus the amount, if any, by which the estimated closing date working capital exceeds the target closing working capital (the “Transaction”). The consideration was paid $500,000 in cash, subject to working capital adjustment and 645,088 common shares in the capital of the Company at a deemed price of $2.50 per share. In addition, the Company welcomed Mr. Hannewyk as a member of the Board.

In connection with the Transaction, the Company paid fees of $160,000 to certain advisors; consisting of $100,000 by way of 40,000 in shares at a deemed price of $2.50 per share and as to $60,000 in cash or shares at a deemed price of $2.50 per share. At closing, the Company (i) granted 89,000 incentive stock options to certain employees of Dronelogics pursuant to the Company’s share compensation plan, exercisable at $2.50. The options shall have a term of 10 years with 75,000 vesting in three equal tranches on the grant date and first and second anniversaries of the date of grant while the additional 14,000 vested on the first anniversary of the grant date, and (ii) awarded 75,000 RSUs to certain directors and officers of Dronelogics. RSUs were awarded to certain directors and officers of Dronelogics pursuant to the Company’s share compensation plan. The RSUs shall vest in three equal tranches, on the first, second and third anniversaries of the date of award.

The purchase price allocation (“PPA”) is as follows:

Number of shares of Draganfly Inc.	645,088
Fair value of common shares	$4.15
Fair value of shares of Draganfly Inc.	$2,677,114
Present value of the fair value of shares of Draganfly Inc.	2,178,960
Cash portion of purchase price	500,000
Total	$2,678,960

Tangible assets acquired
Cash	$42,593
Accounts receivable	98,852
Inventory	629,684
Prepaids and deposits	93,997
Other current assets	3,014
Capital assets	54,946
Right-of-use assets	83,428
Accounts payable and accrued liabilities	(222,766)
Customer deposits	(245,959)
Loans	(245,752)
Other current liabilities	(8,437)
Lease liabilities	(87,203)
196,397

Identifiable intangible assets
Customer relationships	197,000
Website	119,000
316,000

Goodwill	2,166,563
Total consideration	$2,678,960

10

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Vital Intelligence Acquisition

On March 25, 2021, the Company acquired the assets of Vital Intelligence Inc. (“Vital”) for consideration of: (a) a cash payment of $500,000 with $50,000 paid upon execution of the asset purchase agreement, $200,000 to be paid at closing and $250,000 to be paid on the six-month anniversary date of closing; and (b) 1,200,000 units of the Company with each unit being comprised of one common share of the Company and one common share purchase warrant (the “Acquisition”). Each warrant will entitle the holder to acquire one common share for a period of 24 months following closing at an exercise price of $13.35 per common share and the Company will be able to accelerate the expiry date of the warrants after one year in the event the underlying common shares have a value of at least 30% greater than the exercise price of the warrants. The units will be held in escrow following closing with 300,000 units being released at closing and the remainder to be released upon the Company reaching certain revenue milestones received from the purchased assets. On August 19, 2021, the parties agreed to reduce the final payment from $250,000 to $227,984 as certain assets listed in the purchase agreement had not been delivered by Vital.

The units of the Company are to be released from escrow in accordance with the terms and conditions of the Escrow Agreement, as follows:

a)	300,000 units shall be released on the closing date;
b)	300,000 units shall be released from escrow upon the Vital assets earning revenue in the aggregate amount of $2,000,000;
c)	300,000 units shall be released from escrow upon the Vital assets earning revenue in the aggregate amount of $4,000,000; and
d)	300,000 units shall be released from escrow upon the Vital assets earning revenue in the aggregate amount of $6,000,000.

Upon acquisition, the 900,000 shares held in escrow were classified as a derivative liability and were valued based upon:

●	A weighted average probability of achieving the milestones necessary to release the shares held in escrow
●	Discounted due to the lack of liquidity.

On acquisition, the fair value of the derivative liability was $4,797,900. At December 31, 2021, the liability was revalued based upon new weighted average probabilities of achieving the revenue milestones. As a result, the fair value was adjusted to $3,470,995, with the difference flowing through the consolidated statement of loss.

The 900,000 units will be forfeited and cancelled within two years of the closing if the Company does not meet the revenue milestones.

The Vital Intelligence product platform is a combination of proprietary Intellectual Property along with external technology. The base technology is computer vision signal processing that incorporates learning algorithms that can detect heart rate, breathing/respiratory rate, coughs, mask usage, social distancing, temperature, oxygen saturation of blood, and blood pressure. Combined, all these data points provide and deliver an analysis of health and better accuracy in determining infection with various respiratory related issues.

Vital Intelligence has developed a suite of products designed to maximize the use of its technology by serving a variety of different market segments and sectors:

●	Drone Vital Sign Detection: Video from a drone is analyzed and can provide an individuals’ heart rate, respiratory rate, and also detect coughing. The data is processed via either a local or cloud storage service in real or near-real time.
●	Drone Social Distancing Detection: Video cameras attached to drones collect data which is then used to determine social distancing. The data is processed via either a local or cloud storage service in real or near-real time.
●	Thermography Kiosk: This product, also branded as Safe Set Solution, is a moveable kiosk (consisting of a thermal detection camera, laptop and stand) to provide thermal detection and reporting systems. The Kiosk is able to be placed in entryways or throughways to capture temperature readouts of passers-by.
●	Thermography Detection Camera System: This group of products is a stationary camera system, or systems of networked cameras aimed at critical entryways or locations designed to capture core-body temperature of individuals entering a space. Algorithms read video feeds and allow for company or facility use decisions to be made. An example would be capturing temperature readouts from individuals and then integrating that data into a company’s employee badge systems for compliance and monitoring as well as door locking systems to grant access to a space.
●	Social Distancing Camera System: This product is a stationary camera system, or system of networked cameras aimed at high traffic areas in order to capture data on social distancing. Information is provided via overlay on capture footage. The technology can be used on archived or real-time video footage to assist community health workers in predicting outbreaks of infections.

11

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

The PPA is as follows:

Number of units of Draganfly Inc.	578,248
Fair value of units	$14.43
Fair value of units of Draganfly Inc.	$8,342,966
Fair value of cash portion of purchase price	488,659
Cash discount for inventory not received	(22,016)
Total	$8,809,609

Identifiable intangible assets
Brand	$23,000
Software	433,000
456,000
Goodwill	8,375,625
Goodwill adjustment for inventory not received	(22,016)
Total consideration	$8,809,609

Significant estimates are as follows:

●	Number of units issued based upon a weighted average calculation for the Company achieving revenue targets.
●	Brand based on an income approach, specifically relief from royalty methodology, using a reasonable royalty rate of 1.0% and discount rate of 40% per annum.
●	Software based on an income approach, specifically relief from royalty methodology, using a reasonable royalty rate of 5.0% and discount rate of 40% per annum.

Summary of Quarterly Results

The following selected quarterly financial data has been extracted from the financial statements, prepared in accordance with International Financial Reporting Standards.

Total revenue for the three months ended December 31, 2021 increased by $149,256 or 10.0% as compared to the same period in 2020. The increase in revenue is largely due to the increase in services and custom engineering work due to continued adoption of businesses using drones for commercial purposes. Product sales decreased by $86,409 or 7.1% in the fourth quarter of 2021 as compared to the same period in 2020 primarily due to delayed timing of certain product orders.

SG&A expenses increased 88.2% compared to the same period in 2020 due to higher insurance, R&D, marketing, investor relations costs, professional fees, and share-based payments after going public. The other income and comprehensive income for the fourth quarter of 2021 include a recovery in fair value of the derivative liability of $23,428,117, and an expense for goodwill impairment of $4,579,763 and would otherwise be an expense of $1,036,914 and loss of $6,212,888, respectively.

Total revenue for the three months ended December 31, 2021 decreased by $261,727 or 13.8% as compared to the three months ended September 30, 2021. The decrease in revenue is due to the decrease in product sales and services partially offset by an increase in custom engineering work. Product sales decreased by $216,925 or 16.1% in the fourth quarter of 2021 as compared to the third quarter of 2021 primarily due to delayed timing of certain product orders.

SG&A expenses decreased 11.0% compared to the third quarter of 2021 due to reduced professional fees and share based payments as well as a recovery of amortization expense due to the revaluation of the software and brand acquired in the Vital Intelligence acquisition.

12

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

The table below summarizes the quarterly results over the past eight fiscal quarters. All earnings per share calculations are shown post-consolidation.

	2021 Q4	2021 Q3	2021 Q2	2021 Q1
Revenue	$1,635,265	$1,896,992	$1,981,872	$1,539,736
Cost of goods sold	$(1,008,827)	$(1,123,942)	$(1,253,279)	$(1,024,729)
Gross profit	$626,438	$773,050	$728,593	$515,007
Gross margin – percentage	38.3%	40.8%	36.8%	33.4%
Operating expenses	$(5,733,767)	$(8,006,957)	$(3,340,952)	$(4,839,600)
Operating income (loss)	$(5,107,329)	$(7,233,907)	$(2,612,359)	$(4,324,593)
Operating loss per share - basic	$(0.16)	$(0.24)	$(0.10)	$(0.23)
Operating loss per share - diluted	$(0.15)	$(0.24)	$(0.10)	$(0.23)
Other income (expense)	$17,811,440	$31,135,835	$(4,955,575)	$(40,599,341)
Other comprehensive income (loss)	$(151,465)	$73,472	$(404,602)	$286,430
Comprehensive income (loss)	$12,635,466	$23,975,400	$(8,095,356)	$(44,914,647)
Comprehensive income (loss) per share - basic	$0.39	$0.79	$(0.30)	$(2.40)
Comprehensive income (loss) per share - diluted	$0.39	$0.75	$(0.30)	$(2.40)

	2020 Q4	2020 Q3	2020 Q2	2020 Q1
Revenue	$1,486,009	$1,453,905	$926,540	$497,057
Cost of goods sold	$(1,155,491)	$(893,441)	$(495,193)	$(59,786)
Gross profit	$330,518	$560,464	$431,347	$437,271
Gross margin – percentage	22.2%	38.5%	46.6%	88.0%
Operating expenses	$(3,109,508)	$(3,102,003)	$(2,387,738)	$(1,655,233)
Operating loss	$(2,778,990)	$(2,541,539)	$(1,956,391)	$(1,217,962)
Operating loss per share - basic	$(0.17)	$(0.15)	$(0.13)	$(0.09)
Operating loss per share - diluted	$(0.17)	$(0.15)	$(0.13)	$(0.09)
Other income (expense)	$(713,885)	$91,228	$987,872	$113,854
Other comprehensive income (loss)	$1,235	$(1,232)	$(13,713)	$13,814
Comprehensive loss	$(3,491,640)	$(2,451,453)	$(982,232)	$(1,090,294)
Comprehensive loss per share - basic	$(0.21)	$(0.15)	$(0.06)	$(0.08)
Comprehensive loss per share - diluted	$(0.21)	$(0.15)	$(0.06)	$(0.08)

Liquidity and Capital Resources

The Company’s liquidity risk is derived from its loans, accounts payable, and accrued liabilities, as it may encounter difficulty discharging those obligations, but the Company endeavors to mitigate that risk through the careful management of its debt holders and the assertive pursuit of capital inflow for its operations. The Company’s working capital of $26,836,922 as at December 31, 2021, would be increased to $32,396,924, if the non-cash derivative liability was excluded. The Company’s working capital as at December 31, 2020 was $1,214,371.

The Company considers the items included in capital to include shareholders’ equity. The Company manages its capital structure and makes adjustments to it in light of changes in economic and business conditions, financing environment, and the risk characteristics of the underlying assets. The Company does not have any contracted or committed capital expenditures as of the date of this MD&A. The Company utilizes its credit card facilities from time to time to make various purchases for their operations. Based on the Company’s existing operations, the Company has sufficient funds for the next twelve months. However, the Company may need to raise additional capital during the next twelve months and beyond to support potential acquisitions, new initiatives or a change in business plan.

Management intends to finance operating costs over the next twelve months predominantly with cash on hand and with the potential issuance of securities such as the private placement of common shares and convertible debentures. Further, in order to maintain or adjust its capital structure, the Company may issue new shares, new debt, or scale back the size and nature of its operations. The Company is not subject to externally imposed capital requirements. As at December 31, 2021, shareholders’ equity was $34,926,239 and at December 31, 2020, shareholder’s equity was $3,848,205. The Company’s shareholder’s equity would be $40,486,241 if the non-cash derivative liability was excluded.

13

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

On February 5, 2021, the Company closed a second tranche of its Regulation A+ Offering for gross proceeds in the amount of $4,003,195 (US$3,135,838). On March 9, 2021, the Company announced that it completed the final closing of its Regulation A+ offering of units sold pursuant to the Company’s Regulation A+ offering circular (the “Offering Document”) filed with the U.S. Securities and Exchange Commission. The Company issued 5,154,293 units at the offering price set out in the Offering Document for gross proceeds in the amount of $15,504,135 (US$12,112,606) in the final closing. Each unit is comprised of one common share of the Company and one common share purchase warrant, with each warrant entitling the holder to acquire one common share at a price of US$3.55 per common share for period of two years from the date of issuance. The common shares and warrants issued in connection with the offering are subject to a nine month hold period. In total, the Company issued 7,000,000 units under its Offering Document for aggregate gross proceeds of US$16,450,000.

On August 3, 2021, the Company announced that it closed on gross proceeds of a US$20,000,000 share offering that was filed with the U.S. Securities and Exchange Commission as part of its successful Nasdaq listing. The Company issued 5,000,000 shares at US$4.00.

We expect, from time to time, to evaluate the acquisition of businesses, intellectual property, products and technologies for which a portion of the net proceeds may be used. There is always the potential that any acquisition or investment in a company or product has a negative impact on future cash flows of the Company.

Our plan of operations for the next year includes the following: (i) hiring engineers to perform more engineering service work, to complete contracts on a timelier basis, and to perform R&D for the Company’s next generation of products; (ii) hiring sales/marketing employees for our product lines and engineering services work; (iii) hiring sales/marketing employees for further expansion into services (e.g. drone as a service); (iv) diversifying and expanding business lines organically and by potential acquisitions; (v) updating machinery used for manufacturing and production; (vi) continuing to patent innovative ideas for new products; and (vii) developing and increasing current product offering to various niche industries that are not currently being served.

This expected use of the net proceeds from the Regulation A+ Offering and Nasdaq financing represents our intentions based upon our current financial condition, results of operations, and conditions. As of the date of this MD&A, we cannot predict with certainty all of the particular uses for the net proceeds received from the closing of the Regulation A+ Offering and Nasdaq financing. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors.

Off-Balance Sheet Arrangements

The Company has no material undisclosed off-balance sheet arrangements that have or are reasonably likely to have, a current or future effect on our results of operations, financial condition, revenues or expenses, liquidity, capital expenditures or capital resources.

Contractual Obligations

As of December 31, 2021, and as of the date of this MD&A, and in the normal course of business, the following is a summary of the Company’s material obligations to make future payments, representing contracts, and other commitments that are known and committed.

On December 1, 2020 and October 6, 2021, the Company entered into 2 separate amendments for the lease agreements, where the leases were amended with a change in annual payments. As a result of IFRS 16, the right of use asset and lease liability were setup and recorded. The total right of use assets and lease liabilities for the Company are as follows:

14

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Right of Use Asset

Total
Cost
Balance at January 1, 2020	$159,539
Lease acquired in the Acquisition	83,428
Balance at December 31, 2020	$242,967
Additions	447,242
Lease removal	(7,092)
Balance at December 31, 2021	$683,117

Accumulated depreciation
Balance at January 1, 2020	$29,545
Charge for the period	69,003
Balance at December 31, 2020	$98,548
Historical correction	7,152
Charge for the period	109,311
Balance at December 31, 2021	$215,011

Net book value:
December 31, 2020	$144,419
December 31, 2021	$468,106

Lease Liability

Total
Balance at January 1, 2020	$136,073
Leases acquired in the Acquisition	87,203
Interest expense	18,290
Lease Payments	(83,442)
Balance at December 31, 2020	$158,124
Addition	418,632
Historical correction	22,043
Interest expense	26,964
Lease payments	(128,995)
Lease removal	(7,645)
Balance at December 31, 2021	489,123

Which consists of:
Current lease liability	$110,481
Non-current lease liability	378,642
Balance at December 31, 2021	$489,123

Related Party Transactions

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of members of the Company’s Board of Directors and corporate officers.

Trade payables and accrued liabilities:

On Aug 1, 2019, the Company entered in a business services agreement (the “Agreement”) with Business Instincts Group (“BIG”), a company that Cameron Chell, CEO and director has a material interest in that he previously controlled, to provide: corporate development and governance, strategic facilitation and management, general business services, office space, corporate business development video content, website redesign and management, and online visibility management. The services are provided by a team of up to six consultants and the costs of all charges are based on the fees set in the Agreement and are settled on a monthly basis. The Company records these charges under Professional Fees. For the year ended December 31, 2021, the company incurred fees of $315,643 compared to $177,000 in 2020. As at December 31, 2021, the Company was indebted to this company in the amount of $nil (December 31, 2020 - $nil).

15

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

On October 1, 2019, the Company entered into an independent consultant agreement (“Consultant Agreement”) with 1502372 Alberta Ltd, a company controlled by Cameron Chell, CEO and director, to provide executive consulting services to the Company. The costs of all charges are based on the fees set in the Consultant Agreement and are settled on a monthly basis. The Company records these charges under Professional Fees. For the year ended December 31, 2021, the Company incurred fees of $290,225 compared to $525,164 in 2020. As at December 31, 2021, the Company was indebted to this company in the amount of $nil (December 31, 2020 - $321,741).

On July 3, 2020, the Company entered into an executive consultant agreement (“Executive Agreement”) with Scott Larson, a director of the Company, to provide executive consulting services, as President, to the Company. The costs of all charges are based on the fees set in the Executive Agreement and are settled on a monthly basis. The Company records these charges under Professional Fees. For the year ended December 31, 2021, the Company incurred fees of $205,191 (December 31, 2020 – 227,524). As at December 31, 2021, the Company was indebted to this company in the amount of $nil (December 31, 2020 - $153,887).

As at December 31, 2021, the Company had $nil (December 31, 2020 - $475,628) payable to related parties outstanding that were included in accounts payable. The balances outstanding are unsecured, non-interest bearing and due on demand.

Key management compensation

Key management includes the Company’s directors and members of the executive management team. Compensation awarded to key management for the year ended December 31, 2021 and 2020 included:

For the year ended December 31,	2021	2020
Director fees	$370,094	$-
Management fees paid to a company controlled by CEO and director	290,225	737,164
Management fees paid to a company controlled by the President and director	205,691	227,524
Management fees paid to a company controlled by a former director	500,074	165,000
Salaries	722,068	655,799
Salaries paid to the former owner of the Company	-	86,097
Share-based payments	2,475,949	1,614,158
	$4,564,102	$3,485,742

16

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Share Capital

Common shares issued

	Number of Common Shares	Share Capital
Balance, December 31, 2019	13,934,145	$27,786,517
Shares issued for exercise of warrants	1,584,775	4,007,130
Shares issued for acquisition	645,088	2,178,961
Shares issued as finder’s fees	40,000	100,000
Shares issued for debt settlement	111,082	344,354
Shares issued for financing	703,607	2,018,845
Shares issued for exercise of RSUs	199,998	507,497
Balance, December 31, 2020	17,218,695	$36,943,304
Shares issued for exercise of warrants	1,580,525	3,951,312
Shares issued for acquisition	1,200,000	2,303,999
Shares issued for exercise of RSUs	149,999	396,249
Shares issued for exercise of stock options	392,999	1,910,991
Shares issued for financing	6,488,691	18,717,438
Share issue costs	-	(273,169)
Shares issued in lieu of cash	15,000	198,000
Shares issued for financing	5,095,966	17,374,749
Share issue costs	-	(4,393,420)
Shares issued for exercise of warrants	359,009	978,478
Share issue costs	-	(12,232)
Shares issued for exercise of RSUs	298,661	1,355,803
Shares issued for exercise of stock options	12,500	26,875
Shares issued in lieu of cash	356,901	1,559,988
Balance, December 31, 2021	33,168,946	$81,038,365

Stock options

The following is the summary of the Company’s stock option activity. Number of options and weighted average exercise prices in the table below are shown as they were outstanding, forfeited, granted, and exercised:

	Number of Options	Weighted Average Exercise Price
Outstanding, December 31, 2019	744,993	$2.50
Forfeited	(43,334)	2.50
Granted	492,000	3.08
Outstanding, December 31, 2020	1,193,659	$2.75
Exercised	(405,494)	2.50
Granted	247,826	10.12
Outstanding, December 31, 2021	1,035,991	$4.60

17

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Restricted Share Units (RSUs)

The following is the summary of the Company’s RSU activity. Number of RSUs in the table below are shown as they were outstanding, exercised, forfeited, and granted:

Number of RSUs
Outstanding, December 31, 2019	634,997
Exercised	(199,998)
Forfeited	(68,333)
Granted	248,000
Outstanding, December 31, 2020	614,666
Exercised	(448,660)
Granted	348,826
Outstanding, December 31, 2021	514,832

Warrants

During the years ended December 31, 2020 and 2021, the Company issued warrants (“USD Warrants”) with a USD exercise price. Being in a foreign currency that is not the Company’s functional currency, these USD Warrants are required to be recorded as a financial liability and not as equity. As a financial liability, these USD Warrants are revalued on a quarterly basis to fair market value with the change in fair value being recorded through the Consolidated Statement of Comprehensive Loss. The initial fair value of these USD Warrants was parsed out from equity and recorded as a financial liability.

To reach a fair value of the USD Warrants, a Black Scholes calculation is used, calculated in USD as the Company also trades on the OTCQB. The Black Scholes value per USD Warrant is then multiplied by the number of outstanding warrants and then multiplied by the foreign exchange rate at the end of the period from the Bank of Canada.

Warrant Derivative Liability

Balance at January 1, 2020	$-
Change in fair value of warrants outstanding	748,634
Balance at December 31, 2020	$748,634
Change in fair value of warrants outstanding	4,202,449
Balance at December 31, 2021	$4,865,772

The derivative financial liability consists of the fair value of the non-compensatory share purchase warrants that have exercise prices that differ from the functional currency of the Company and are within the scope of IAS 32 “Financial Instruments: Presentation”. Details of these warrants and their fair values are as follows:

Issue Date	Exercise Price	Number of Warrants Outstanding at July 29, 2021	Fair Value at July 29, 2021	Number of Warrants Outstanding at December 31, 2020	Fair Value at December 31, 2020
November 30, 2020	US$ 0.71	2,556,496	$3,402,992	2,556,496	$748,634
February 5, 2021	US$ 0.71	6,671,992	8,881,192	-	-
March 5, 2021	US$ 0.71	25,771,465	34,304,799	-	-
		34,999,953	$46,588,983	2,556,496	$748,634

18

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

On July 29, 2021, the Company underwent a share consolidation at which time the warrants were consolidated on a 5:1 basis. Results of the consolidation are as follows:

Issue Date	Exercise Price (Post-consolidation)	Number of Warrants Outstanding at July 29, 2021 (Post-consolidation)	Number of Warrants Outstanding at December 31, 2020 (Post-consolidation)
November 30, 2020	US$ 3.55	511,299	511,299
February 5, 2021	US$ 3.55	1,334,398	-
March 5, 2021	US$ 3.55	5,154,294	-
		6,999,991	511,299

Issue Date	Exercise Price	Number of Warrants Outstanding at December 31, 2021	Fair Value at December 31, 2021	Number of Warrants Outstanding at December 31, 2020	Fair Value at December 31, 2020
November 30, 2020	US$ 3.55	482,425	$182,262	511,299	$748,634
February 5, 2021	US$ 3.55	1,323,275	951,226	-	-
March 5, 2021	US$ 3.55	5,154,321	3,731,284	-	-
July 29, 2021	US$ 5.00	250,000	84,626	-	-
September 14, 2021	US$ 5.00	4,798	1,685	-	-
		7,214,819	$4,865,772	511,299	$748,634

During the year ended December 31, 2020, the Company extended the life of the November 5, 2019 warrants from expiring on November 5, 2020 to expiring on November 5, 2021. To do this, it was required that 25% of the remaining November 5, 2019 warrants needed to be exercised by October 21, 2020 and 25% needed to be exercised by May 5, 2021 which was completed.

The following is the summary of the Company’s warrant activity. Number of warrants and weighted average exercise prices in the table below are shown as they were outstanding, exercised, forfeited, and granted:

	Number of Warrants	Weighted Average Exercise Price
Outstanding, December 31, 2019	3,610,340	$2.05
Expired	(1,584,775)	1.50
Exercised	(120,000)	2.50
Issued	511,299	3.55
Outstanding, December 31, 2020	2,416,864	$2.95
Exercised	(1,939,534)	2.54
Granted	7,943,489	5.10
Forfeited	(6,000)	2.50
Outstanding, December 31, 2021	8,414,819	4.99

As at December 31, 2021, the Company had the following warrants outstanding:

Date issued	Expiry date	Exercise price	Number of warrants outstanding
November 30, 2020	November 30, 2022	US$ 3.55	482,425
February 5, 2021	February 5, 2023	US$ 3.55	1,323,275
March 5, 2021	March 5, 2023	US$ 3.55	5,154,321
March 22, 2021	March 22, 2023	CDN$ 13.35	1,200,000
July 29, 2021	July 29, 2024	US$ 5.00	250,000
September 14, 2021	September 14, 2024	US$ 5.00	4,798
			8,414,819

19

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

The weighted average remaining contractual life of warrants outstanding as of December 31, 2021 was 1.20 years (December 31, 2020 – 1.07 years).

Of the 1,200,000 warrants issued on March 22, 2021 with regards to the Vital Intelligence Acquisition, 900,000 of the warrants are currently held in escrow, to be released only upon completion of the milestones.

Critical Accounting Policies and Estimates

Measurement Uncertainty (Use of Estimates)

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Estimates and judgments are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates.

The key sources of estimation uncertainty that have a significant risk of causing material adjustment to the amounts recognized in the consolidated financial statements are:

SR&ED tax credits

The determination of the amount of the Saskatchewan Scientific Research & Experimental Development (“SR&ED”) tax credit receivable requires management to make calculations based on its interpretation of eligible expenditures in accordance with the terms of the programs. The reimbursement claims submitted by the Company are subject to review by the relevant government agencies. Although the Company has used its best judgment and understanding of the related program agreements in determining the receivable amount, it is possible that the amounts could increase or decrease by a material amount in the near-term dependent on the review and audit by the government agency.

Allowance for uncollectible trade and other receivables

The Company makes use of estimates when making allowances for uncollectible trade and other receivables. The Company evaluates each receivable at year end using factors such as age of receivable, payment history, and credit risk to estimate when determining if an allowance is required, and the amount of the allowance.

Share-based payment transactions

The Company measures the cost of share-based payment transactions with employees by reference to the fair value of the equity instruments. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining and making assumptions about the most appropriate inputs to the valuation model including the expected lives and forfeiture rates of the share options and volatility of the market value of the underlying shares.

Significant estimates and assumptions

The preparation of financial statements in accordance with IFRS requires the Company to use judgment in applying its accounting policies and make estimates and assumptions about reported amounts at the date of the financial statements and in the future. The Company’s management reviews these estimates and underlying assumptions on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the period in which the estimates are revised.

20

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Share-based payments

The cost of share-based payment transactions with directors, officers and employees are measured by reference to the fair value of the equity instruments. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining and making assumptions about the most appropriate inputs to the valuation model including the expected life, volatility, risk-free interest rate, expected forfeiture rate and dividend yield of the stock option.

Income taxes

Provisions for income taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Company reviews the adequacy of these income tax provisions at the end of each reporting period. However, it is possible that at some future date an additional liability could result from audits by tax authorities. Where the final outcome of these tax-related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made. Deferred tax assets are recognized when it is determined that the company is likely to recognize their recovery from the generation of taxable income.

Inventories

Inventory is valued at the lower of cost and net realizable value. Net realizable value is determined with reference to the estimated selling price. The Company estimates selling price based upon assumptions about future demand and current and anticipated retail market conditions.

Contingencies

The assessment of contingencies involves the exercise of significant judgment and estimates of the outcome of future events. In assessing loss contingencies related to legal proceedings that are pending against the Company and that may result in regulatory or government actions that may negatively impact the Company’s business or operations, the Company and its legal counsel evaluate the perceived merits of the legal proceeding or unasserted claim or action as well as the perceived merits of the nature and amount of relief sought or expected to be sought, when determining the amount, if any, to recognize as a contingent liability or when assessing the impact on the carrying value of the Company’s assets. Contingent assets are not recognized in the annual financial statements.

Useful lives of equipment and intangible assets

Estimates of the useful lives of equipment and intangible assets are based on the period over which the assets are expected to be available for use. The estimated useful lives are reviewed annually and are updated if expectations differ from previous estimates due to physical wear and tear, technical or commercial obsolescence, and legal or other limits on the use of the relevant assets. In addition, the estimation of the useful lives of the relevant assets may be based on internal technical evaluation and experience with similar assets. It is possible, however, that future results of operations could be materially affected by changes in the estimates brought about by changes in the factors mentioned above. The amounts and timing of recorded expenses for any period would be affected by changes in these factors and circumstances. A reduction in the estimated useful lives of the equipment would increase the recorded expenses and decrease the non-current assets.

Other Significant judgments

The preparation of consolidated financial statements in accordance with IFRS requires the Company to make judgments, apart from those involving estimates, in applying accounting policies. The most significant judgments in applying the Company’s consolidated financial statements include:

●	The assessment of the Company’s ability to continue as a going concern and whether there are events or conditions that may give rise to significant uncertainty;
●	the classification of financial instruments;
●	the assessment of revenue recognition using the five-step approach under IFRS 15 and the collectability of amounts receivable;
●	the determination of whether a set of assets acquired and liabilities assumed constitute a business; and
●	the determination of the functional currency of the company.

21

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Foreign currency translation

The Company’s functional currency is the Canadian dollar and transactions in foreign currencies are translated into Canadian dollars at rates of exchange at the time of such transactions. Monetary assets and liabilities are translated at reporting period rate of exchange. Non-monetary assets and liabilities are translated at historical exchange rates. Revenue and expenses denominated in a foreign currency are translated at the monthly average exchange rate. Gains and losses resulting from the translation adjustments are included in income.

The functional currencies for the parent company and each subsidiary are as follows:

Draganfly Inc.	Canadian Dollar
Draganfly Innovations Inc.	Canadian Dollar
Draganfly Innovations USA, Inc.	U.S. Dollar
Dronelogics Systems Inc.	Canadian Dollar

Financial statements of subsidiaries for which the functional currency is not the Canadian dollar are translated into Canadian dollars as follows: all asset and liability accounts are translated at the year-end exchange rate and all earnings and expense accounts and cash flow statement items are translated at average exchange rates for the year. The resulting translation gains and losses are recorded as exchange differences on translating foreign operations in accumulated other comprehensive income (“AOCI”).

Transactions and balances:

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the period-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items or on settlement of monetary items are recognized in the statement of comprehensive loss in the period in which they arise, except where deferred in equity as a qualifying cash flow or net investment hedge.

Exchange differences arising on the translation of non-monetary items are recognized in other comprehensive income to the extent that gains and losses arising on those non-monetary items are also recognized in other comprehensive income. Where the non-monetary gain or loss is recognized in profit or loss, the exchange component is also recognized in profit or loss.

22

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Share-based payments

The Company operates a stock option plan. Share-based payments to employees are measured at the fair value of the instruments issued and amortized over the vesting periods. Share-based payments to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received. The corresponding amount is recorded to the option reserve. The fair value of options is determined using a Black–Scholes Option Pricing Model. The number of shares and options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognized for services received as consideration for the equity instruments granted shall be based on the number of equity instruments that eventually vest. Amounts recorded for forfeited or expired unexercised options are transferred to deficit in the year of forfeiture or expiry. Amounts recorded for forfeited unvested options are reversed in the period the forfeiture occurs.

Share-based payment expense relating to cash-settled awards, including restricted share units is accrued over the vesting period of the units based on the quoted market value of Company’s common shares. As these awards will be settled in cash, the expense and liability are adjusted each reporting period for changes in the underlying share price.

Restricted Share Units

The restricted share units (“RSUs”) entitle employees, directors, or officers to cash payments payable upon vesting based on vesting terms determined by the Company’s Board of Directors at the time of the grant. A liability for outstanding RSUs is measured at fair value on the grant date and is subsequently adjusted for changes in fair value at each reporting date until settlement. The liability is recognized on a graded vesting basis over the vesting period, with a corresponding charge to profit or loss.

Loss per share

Basic loss per share is calculated by dividing the loss attributable to common shareholders by the weighted average number of common shares outstanding in the period. For all periods presented, the loss attributable to common shareholders equals the reported loss attributable to owners of the Company. Diluted loss per share is calculated by the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted loss per share assumes that the proceeds to be received on the exercise of dilutive share options and warrants are used to repurchase common shares at the average market price during the period.

Financial instruments

All financial assets are initially recorded at fair value and classified into one of four categories: fair value through profit or loss (“FVTPL”), fair value through other comprehensive income (“FVTOCI”) and at amortized costs. All financial liabilities are initially recorded at fair value and classified as either FVTPL or other financial liabilities. Financial instruments comprise cash and accounts payable and accrued liabilities.

Financial assets

Classification and measurement

The Company classifies its financial assets in the following categories: at fair value through profit or loss (“FVTPL”), at fair value through other comprehensive income (“FVTOCI”) or at amortized cost. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

The classification of debt instruments is driven by the business model for managing the financial assets and their contractual cash flow characteristics. Debt instruments are measured at amortized cost if the business model is to hold the instrument for collection of contractual cash flows and those cash flows are solely principal and interest. If the business model is not to hold the debt instrument, it is classified as FVTPL. Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payments of principal and interest.

Equity instruments that are held for trading (including all equity derivative instruments) are classified as FVTPL, for other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument by-instrument basis) to designate them as at FVTOCI.

23

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Financial assets at FVTPL

Financial assets carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the income statement. Realized and unrealized gains and losses arising from changes in the fair value of the financial asset held at FVTPL are included in the income statement in the period in which they arise. Derivatives are also categorized as FVTPL unless they are designated as hedges.

Financial assets at FVTOCI

Investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently they are measured at fair value, with gains and losses arising from changes in fair value recognized in other comprehensive income. There is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment.

Financial assets at amortized cost

Financial assets at amortized cost are initially recognized at fair value and subsequently carried at amortized cost less any impairment. They are classified as current assets or non-current assets based on their maturity date.

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the loss allowance for the financial asset is measured at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the loss allowance is measured for the financial asset at an amount equal to twelve month expected credit losses. For trade receivables the Company applies the simplified approach to providing for expected credit losses, which allows the use of a lifetime expected loss provision.

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be objectively related to an event occurring after the impairment was recognized.

Derecognition of financial assets

Financial assets are derecognized when they mature or are sold, and substantially all the risks and rewards of ownership have been transferred. Gains and losses on derecognition of financial assets classified as FVTPL or amortized cost are recognized in the income statement. Gains or losses on financial assets classified as FVTOCI remain within accumulated other comprehensive income.

Financial liabilities

The Company classifies its financial liabilities into one of two categories as follows:

Fair value through profit or loss (FVTPL) - This category comprises derivatives and financial liabilities incurred principally for the purpose of selling or repurchasing in the near term. They are carried at fair value with changes in fair value recognized in profit or loss.

Other financial liabilities - This category consists of liabilities carried at amortized cost using the effective interest method. Accounts payable and accrued liabilities, and convertible debentures, are included in this category. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire.

24

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Derecognition of financial liabilities

Financial liabilities are derecognized when its contractual obligations are discharged or cancelled, or expire. The Company also derecognizes a financial liability when the terms of the liability are modified such that the terms and/or cash flows of the modified instrument are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. Gains and losses on derecognition are generally recognized in profit or loss.

Impairment of assets

The carrying amount of the Company’s non-financial assets (which include equipment and intangible assets) is reviewed at each reporting date to determine whether there is any indication of impairment. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. An impairment loss is recognized whenever the carrying amount of an asset or its cash generating unit exceeds its recoverable amount. Impairment losses are recognized in the statement of comprehensive loss.

The recoverable amount of assets is the greater of an asset’s fair value less cost to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is only reversed if there is an indication that the impairment loss may no longer exist and there has been a change in the estimates used to determine the recoverable amount. Any reversal of impairment cannot increase the carrying value of the asset to an amount higher than the carrying amount that would have been determined had no impairment loss been recognized in previous years. Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment.

INCOME TAXES

Current Income tax

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date, in the countries where the Company operates and generates taxable income.

Current income tax relating to items recognized directly in other comprehensive income or equity is recognized in other comprehensive income or equity and not in profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred Income Tax

Deferred income tax is recognized, using the asset and liability method, on temporary differences at the reporting date arising between the tax bases of assets and li abilities and their carrying amounts for financial reporting. The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and recognized only to the extent that it is probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

25

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Inventory

Inventory consists of raw materials for manufacturing of multi-rotor helicopters, industrial aerial video systems, civilian small unmanned aerial systems or vehicles, and wireless video systems. Inventory is initially valued at cost and subsequently at the lower of cost and net realizable value. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Cost is determined using the weighted average cost basis. The Company reviews inventory for obsolete and slow-moving goods and any such inventory is written-down to net realizable value.

Revenue recognition

Revenue comprises the fair value of consideration received or receivable for the sale of goods and consulting services in the ordinary course of the Company’s business. Revenue is shown net of return allowances and discounts.

Sales of goods

The Company manufactures and sells a range of multi-rotor helicopters, industrial aerial video systems, and civilian small unmanned aerial systems or vehicles. Sales are recognized when control of the products has transferred, being when the products are delivered to the customer and there is no unfulfilled obligation that could affect the customer’s acceptance of the products. Delivery occurs when the products have been shipped to the specific location or picked up by the customer, the risks of obsolescence and loss have been transferred to the customer.

Revenue from these sales is recognized based on the price specified in the contract, net of the estimated discounts and returns. Accumulated experience is used to estimate and provide for the discounts and returns, using the expected value method, and revenue is only recognized to the extent that it is highly probable that a significant reversal will not occur. To date, returns have not been significant. No element of financing is deemed present as the sales are made with a credit term of 30 days, which is consistent with market practice.

Some contracts include multiple deliverables, such as the manufacturing of hardware and support. Support is performed by another party and does not include an integration service. It is therefore accounted for as a separate performance obligation. In this case, the transaction price will be allocated to each performance obligation based on the stand-alone selling prices. Where these are not directly observable, they are estimated based on expect cost plus margin.

A receivable is recognized when the goods are delivered as this is the point in time that the consideration is unconditional because only the passage of time is required before the payment is due.

Consulting services

The Company provides consulting, custom engineering, investigation, and solution services on a project by project basis under fixed-price and variable price contracts. Revenue from services provided is recognized in the accounting period in which the services are rendered. For fixed-price contracts, revenue is recognized based on the actual service provided to the end of the reporting period as a proportion of the total services to be provided. This is determined based on the actual labour hours spent relative to the total expected labour hours. If contracts include the manufacturing of hardware, revenue for the hardware is recognized when the hardware is delivered, the legal title has passed and the customer has accepted the hardware.

Estimates of revenues, costs or extent of progress toward completion are revised if circumstances change. Any resulting increases or decreases in estimated revenues or costs are reflected in profit or loss in the period in which the circumstances that give rise to the revision become known by management.

In case of fixed-price contracts, the customer pays the fixed amount based on a payment schedule. If the services rendered by the Company exceed the payment, a contract asset is recognized. If the payments exceed the services rendered, a contract liability is recognized. If the contract includes an hourly fee, revenue is recognized in the amount to which the Company has a right to invoice. Customers are invoiced on a monthly basis and consideration is payable when invoiced.

26

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Cost of Goods Sold

Cost of sales includes the expenses incurred to acquire and produce inventory for sale, including product costs, freight costs, as well as provisions for reserves related to product shrinkage, excess or obsolete inventory, or lower of cost and net realizable value adjustments as required.

Intangible Assets

An intangible asset is an identifiable asset without physical substance. An asset is identifiable if it is separable, or arises from contractual or legal rights, regardless of whether those rights are transferrable or separable from the Company or from other rights and obligations. Intangible assets includes intellectual property, which consists of patent and trademark applications.

Intangible assets acquired externally are measured at cost less accumulated amortization and impairment losses. The cost of a group of intangible assets acquired is allocated to the individual intangible assets based on their relative fair values. The cost of intangible assets acquired externally comprises its purchase price and any directly attributable cost of preparing the asset for its intended use. Research and development costs incurred subsequent to the acquisition of externally acquired intangible assets and on internally generated intangible assets are accounted for as research and development costs.

Intangible assets with finite useful lives are amortized by a declining balance at a 20% rate over their estimated useful lives from the date they are available for use. The amortization period of the Company’s intellectual property is 5 years.

Goodwill represents the excess of the value of the consideration transferred over the fair value of the net identifiable assets and liabilities acquired. Goodwill is allocated to the cash generating unit to which it relates.

Equipment

Equipment is stated at historical cost less accumulated depreciation and accumulated impairment losses.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the statement of comprehensive loss during the financial period in which they are incurred.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the statement of comprehensive loss.

Depreciation is generally calculated on a declining balance method to write off the cost of the assets to their residual values over their estimated useful lives. Depreciation for leasehold improvements is fully expensed over the expected term of the lease. The depreciation rates applicable to each category of equipment are as follows:

Class of equipment	Depreciation rate
Computer equipment	30%
Furniture and equipment	20%
Leasehold improvements	Over expected life of lease
Software	30%
Vehicles	30%

27

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Research and development expenditures

Expenditures on research are expensed as incurred. Research activities include formulation, design, evaluation and final selection of possible alternatives, products, processes, systems or services. Development expenditures are expensed as incurred unless the Company can demonstrate all of the following: (i) the technical feasibility of completing the intangible asset so that it will be available for use or sale; (ii) its intention to complete the intangible asset and use or sell it; (iii) its ability to use or sell the intangible asset; (iv) how the intangible asset will generate probable future economic benefits. Among other things, the Company can demonstrate the existence of a market for the output of the intangible asset or the intangible asset itself or, if it is to be used internally, the usefulness of the intangible asset; (v) the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and (vi) its ability to measure reliably the expenditure attributable to the intangible asset during its development.

Government Assistance

Government grants are recognized when there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the period that the related costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, the cost of the asset is reduced by the amount of the grant and the grant is recognized as income in equal amounts over the expected useful life of the asset.

SR&ED Investment tax credits

The Company claims federal investment tax credits as a result of incurring SR&ED expenditures. Federal investment tax credits are recognized when the related expenditures are incurred and there is reasonable assurance of their realization. Federal investment tax credits are accounted for as a reduction of research and development expense for items of a period expense nature or as a reduction of property and equipment for items of a capital nature. Management has made a number of estimates and assumptions in determining the expenditures eligible for the federal investment tax credit claim. It is possible that the allowed amount of the federal investment tax credit claim could be materially different from the recorded amount upon assessment by Canada Revenue Agency.

The Company claims provincial investment tax credits as a result of incurring SR&ED expenditures. Provincial investment tax credits are recognized when the related expenditures are incurred and there is reasonable assurance of their realization. Management has made a number of estimates and assumptions in determining the expenditures eligible for the provincial investment tax credit claim. The provincial investment tax credits are refundable and have been recorded as SR&ED tax credit receivable, and as a reduction in research and development expenses on the statement of comprehensive loss. It is possible that the allowed amount of the provincial investment tax credit claim could be materially different from the recorded amount upon assessment by Canada Revenue Agency and the Tax and Revenue Administration.

Leases

A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. At the commencement date, the lease liability is recognized at the present value of the future lease payments and discounted using the interest rate implicit in the lease or the Company’s incremental borrowing rate. A corresponding right-of-use (“ROU”) asset will be recognized at the amount of the lease liability, adjusted for any lease incentives received and initial direct costs incurred. Over the term of the lease, financing expense is recognized on the lease liability using the effective interest rate method and charged to net income, lease payments are applied against the lease liability and depreciation on the ROU asset is recorded by class of underlying asset.

The lease term is the non-cancellable period of a lease and includes periods covered by an optional lease extension option if reasonably certain the Company will exercise the option to extend. Conversely, periods covered by an option to terminate are included if the Company does not expect to end the lease during that time frame. Leases with a term of less than twelve months or leases for underlying low value assets are recognized as an expense in net income on a straight-line basis over the lease term.

A lease modification will be accounted for as a separate lease if it materially changes the scope of the lease. For a modification that is not a separate lease, on the effective date of the lease modification, the Company will remeasure the lease liability and corresponding ROU asset using the interest rate implicit in the lease or the Company’s incremental borrowing rate. Any variance between the remeasured ROU asset and lease liability will be recognized as a gain or loss in net income to reflect the change in scope.

28

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Business Risks

The Company does engage in significant transactions and activities in currencies other than its functional currency. Depending on the timing of the transactions and the applicable currency exchange rates such conversions may positively or negatively impact the Company.

An investment in the Company’s Common Shares is highly speculative and involves significant risks. In addition to the other information contained in this MD&A and the documents incorporated by reference herein and therein, you should review and carefully consider the risks described herein. The risks described herein are not the only risk factors facing us and should not be considered exhaustive. Additional risks and uncertainties not currently known to us, or that we currently consider immaterial, may also materially and adversely affect our business, operations and condition, financial or otherwise.

Risks Related to the Company, its Business and Industry

The Company has a history of losses.

The Company has incurred net losses since its inception. The Company cannot assure that it can become profitable or avoid net losses in the future or that there will be any earnings or revenues in any future quarterly or other periods. The Company expects that its operating expenses will increase as it grows its business, including expending substantial resources for research, development and marketing. As a result, any decrease or delay in generating revenues could result in material operating losses.

A shareholder’s holding in the Company may be diluted if the Company issues additional Common Shares or other securities in the future.

The Company may issue additional Common Shares or other securities in the future, which may dilute a shareholder’s holding in the Company. The Company’s articles permit the issuance of an unlimited number of Common Shares, and shareholders have no pre-emptive rights in connection with further issuances of any securities. The directors of the Company have the discretion to determine if an issuance of Common Shares or other securities is warranted, the price at which any such securities are issued and the other terms of issue of Common Shares or securities. In addition, the Company may issue additional Common Shares upon the exercise of incentive stock options to acquire Common Shares under its share compensation plan or upon the exercise or conversion of other outstanding convertible securities of the Company, which will result in further dilution to shareholders. In addition, the issuance of Common Shares or other securities in any potential future acquisitions, if any, may also result in further dilution to shareholder interests.

The Company expects to incur substantial research and development costs and devote significant resources to identifying and commercializing new products and services, which could significantly reduce its profitability and may never result in revenue to the Company.

The Company’s future growth depends on penetrating new markets, adapting existing products to new applications, and introducing new products and services that achieve market acceptance. The Company plans to incur substantial research and development costs as part of its efforts to design, develop and commercialize new products and services and enhance its existing products. The Company believes that there are significant opportunities in a number of business areas. Because the Company accounts for research and development costs as operating expenses, these expenditures will adversely affect its earnings in the future. Further, the Company’s research and development programs may not produce successful results, and its new products and services may not achieve market acceptance, create any additional revenue or become profitable, which could materially harm the Company’s business, prospects, financial results and liquidity.

The Company’s adoption of new business models could fail to produce any financial returns.

Forecasting the Company’s revenues and profitability for new business models is inherently uncertain and volatile. The Company’s actual revenues and profits for its business models may be significantly less than the Company’s forecasts. Additionally, the new business models could fail for one or more of the Company’s products and/or services, resulting in the loss of Company’s investment in the development and infrastructure needed to support the new business models, and the opportunity cost of diverting management and financial resources away from more successful businesses.

29

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

The Company will be affected by operational risks and may not be adequately insured for certain risks.

The Company will be affected by a number of operational risks and the Company may not be adequately insured for certain risks, including: labour disputes; catastrophic accidents; fires; blockades or other acts of social activism; changes in the regulatory environment; impact of non-compliance with laws and regulations; natural phenomena, such as inclement weather conditions, floods, earthquakes and ground movements. There is no assurance that the foregoing risks and hazards will not result in damage to, or destruction of, the Company’s technologies, personal injury or death, environmental damage, adverse impacts on the Company’s operation, costs, monetary losses, potential legal liability and adverse governmental action, any of which could have an adverse impact on the Company’s future cash flows, earnings and financial condition. Also, the Company may be subject to or affected by liability or sustain loss for certain risks and hazards against which the Company cannot insure or which the Company may elect not to insure because of the cost. This lack of insurance coverage could have an adverse impact on the Company’s future cash flows, earnings, results of operations and financial condition.

The Company operates in evolving markets, which makes it difficult to evaluate the Company’s business and future prospects.

The Company’s unmanned aerial vehicles (“UAVs”) are sold in rapidly evolving markets. The commercial UAV market is in early stages of customer adoption. Accordingly, the Company’s business and future prospects may be difficult to evaluate. The Company cannot accurately predict the extent to which demand for its products and services will increase, if at all. The challenges, risks and uncertainties frequently encountered by companies in rapidly evolving markets could impact the Company’s ability to do the following:

●	generate sufficient revenue to reach and maintain profitability;
●	acquire and maintain market share;
●	achieve or manage growth in operations;
●	develop and renew contracts;
●	attract and retain additional engineers and other highly qualified personnel;
●	successfully develop and commercially market new products;
●	adapt to new or changing policies and spending priorities of governments and government agencies; and
●	access additional capital when required and on reasonable terms.

If the Company fails to address these and other challenges, risks and uncertainties successfully, its business, results of operations and financial condition would be materially harmed.

The Company operates in a competitive market.

The Company faces competition and new competitors will continue to emerge throughout the world. Services offered by the Company’s competitors may take a larger share of consumer spending than anticipated, which could cause revenue generated from the Company’s products and services to fall below expectations. It is expected that competition in these markets will intensify. Some of the other publicly traded companies we may compete with include Alpine 4 Tech, Inc., Aerovironment Inc., EHang Holdings Limited, AgEagle, Drone Delivery Canada, Inc., and Red Cat Holdings, Inc.

If competitors of the Company develop and market more successful products or services, offer competitive products or services at lower price points, or if the Company does not produce consistently high-quality and well-received products and services, revenues, margins, and profitability of the Company will decline.

The Company’s ability to compete effectively will depend on, among other things, the Company’s pricing of services and equipment, quality of customer service, development of new and enhanced products and services in response to customer demands and changing technology, reach and quality of sales and distribution channels and capital resources. Competition could lead to a reduction in the rate at which the Company adds new customers, a decrease in the size of the Company’s market share and a decline in its customers. Examples include but are not limited to competition from other companies in the UAV industry.

In addition, the Company could face increased competition should there be an award of additional licenses in jurisdictions in which the Company operates in.

30

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

The markets in which the Company competes are characterized by rapid technological change that could render the Company’s existing products obsolete, which requires the Company to continually develop new products and product enhancements.

Continuing technological changes in the market for the Company’s products could make its products less competitive or obsolete, either generally or for particular applications. The Company’s future success will depend upon its ability to develop and introduce a variety of new capabilities and enhancements to its existing product and service offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which it offers products. Delays in introducing new products and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products or enhancements at competitive prices may cause existing and potential customers to purchase the Company’s competitors’ products.

If the Company is unable to devote adequate resources to develop new products or cannot otherwise successfully develop new products or enhancements that meet customer requirements on a timely basis, its products could lose market share, its revenue and profits could decline, and the Company could experience operating losses.

Failure to obtain necessary regulatory approvals from Transport Canada or other governmental agencies, or limitations put on the use of small UAV in response to public privacy concerns, may prevent the Company from expanding sales of its small UAV to non-military customers in Canada.

Transport Canada is responsible for establishing, managing, and developing safety and security standards and regulations for civil aviation in Canada, and includes unmanned civil aviation (drones). Civil operations include law enforcement, scientific research, or use by private sector companies for commercial purposes. The Canadian Aviation Regulations (“CARs”) govern civil aviation safety and security in Canada, and by extension govern operation of drones in Canada to an acceptable level of safety.

While Transport Canada has been a leader in the development of regulations for the commercial use of remotely piloted aircraft systems (“RPAS”), and continues to move forward rapidly with its regulatory development, it has acknowledged the challenge of regulations keeping pace with the rapid development in technology and the growing demand for commercial RPAS use, particularly in the beyond visual line-of-sight environment. In 2012, the Canadian Aviation Regulation Advisory Council UAS working group released its Phase 2 report which outlined a proposed set of revision to the CARs to permit Beyond Visual Line of Sight (“BVLOS”) operations. This report was the basis for the recently released Notice of Proposed Amendment (“NPA”) by Transport Canada on lower risk beyond visual line-of-sight.

Failure to obtain necessary regulatory approvals from Transport Canada or other governmental agencies, including the granting of certain Special Flight Operations Certificates (“SFOCs”), or limitations put on the use of RPAS in response to public safety concerns, may prevent the Company from testing or operating its aircraft and/or expanding its sales which could have an adverse impact on the Company’s business, prospects, results of operations and financial condition.

There are risks associated with the regulatory regime and permitting requirements of the Company’s business.

A significant portion of the Company’s business is based on the operation of RPAS. The operation of RPAS poses a risk or hazard to airspace users as well as personnel on the ground. As the RPAS industry is rapidly developing, the regulatory environment for RPAS is constantly evolving to keep pace. As such, whenever a policy change with respect to operating regulations occurs, there is a risk that the Company could find itself to be in non-compliance with these new regulations. While the Company endeavours to take all necessary action to reduce the risks associated with the operations of RPAS and to remain well-informed and up-to-date on any addendums and changes to the applicable regulations, there is no assurance that an incident involving an RPAS or the Company’s non-compliance would not create a significant current or future liability for the company.

31

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

The regulation of RPAS operations within the Canadian Domestic Airspace (“CDA”) is still evolving and is expected to continue to change with the proliferation of RPAS, advancements in technology, and standardization within the industry. Changes to the regulatory regime may be disruptive and result in the Company needing to adopt significant changes in its operations and policies, which may be costly and time-consuming, and may materially adversely affect the Company’s ability to manufacture and make delivery of its products and services in a timely fashion.

The Company’s business and research and development activities are subject to oversight by Transport Canada, the federal institution responsible for transportation policies and programs, including the rules in the CARs. Currently, Transport Canada requires that any non-recreational operators of RPAS have a SFOC. The Company’s ability to develop, test, demonstrate, and sell products and services depends on its ability to acquire and maintain a valid SFOC.

In addition, there exists public concern regarding the privacy implications of Canadian commercial and law enforcement use of small UAV. This concern has included calls to develop explicit written policies and procedures establishing UAV usage limitations. There is no assurance that the response from regulatory agencies, customers and privacy advocates to these concerns will not delay or restrict the adoption of small UAV by prospective non-military customers.

The Company may be subject to the risks associated with future acquisitions.

As part of the Company’s overall business strategy, the Company may pursue select strategic acquisitions that would provide additional product or service offerings, additional industry expertise, and a stronger industry presence in both existing and new jurisdictions. Any such future acquisitions, if completed, may expose the Company to additional potential risks, including risks associated with: (a) the integration of new operations, services and personnel; (b) unforeseen or hidden liabilities; (c) the diversion of resources from the Company’s existing business and technology; (d) potential inability to generate sufficient revenue to offset new costs; (e) the expenses of acquisitions; or (f) the potential loss of or harm to relationships with both employees and existing users resulting from its integration of new businesses. In addition, any proposed acquisitions may be subject to regulatory approval.

The Company’s inability to retain management and key employees could impair the future success of the Company.

The Company’s future success depends substantially on the continued services of its executive officers and its key development personnel. If one or more of its executive officers or key development personnel were unable or unwilling to continue in their present positions, the Company might not be able to replace them easily or at all. In addition, if any of its executive officers or key employees joins a competitor or forms a competing company, the Company may lose experience, know-how, key professionals and staff members as well as business partners. These executive officers and key employees could develop drone technologies that could compete with and take customers and market share away from the Company.

A significant growth in the number of personnel would place a strain upon the Company’s management and resources.

The Company may experience a period of significant growth in the number of personnel that could place a strain upon its management systems and resources. The Company’s future will depend in part on the ability of its officers and other key employees to implement and improve financial and management controls, reporting systems and procedures on a timely basis and to expand, train, motivate and manage its workforce. The Company’s current and planned personnel, systems, procedures and controls may be inadequate to support its future operations.

The Company faces uncertainty and adverse changes in the economy.

Adverse changes in the economy could negatively impact the Company’s business. Future economic distress may result in a decrease in demand for the Company’s products, which could have a material adverse impact on the Company’s operating results and financial condition. Uncertainty and adverse changes in the economy could also increase costs associated with developing and publishing products, increase the cost and decrease the availability of sources of financing, and increase the Company’s exposure to material losses from bad debts, any of which could have a material adverse impact on the financial condition and operating results of the Company.

32

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

The Company is subject to certain market-based financial risks associated with its operations.

The Company could be subject to interest rate risks, which is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. In seeking to minimize the risks from interest rate fluctuations, the Company manages exposure through its normal operating and financing activities, however market fluctuations could increase the costs at which the Company can access capital and its ability to obtain financing and the Company’s cash balances carry a floating rate of interest. In addition, the Company engages in transactions in currencies other than its functional currency. Depending on the timing of these transactions and the applicable currency exchange rates, conversions to the Company’s functional currency may positively or negatively impact the Company.

The COVID-19 pandemic could negatively affect our business, operations and future financial performance.

In March 2020, the World Health Organization designated the outbreak of a novel strain of coronavirus, specifically identified as COVID-19, as a global pandemic. This resulted in governments, companies, and individuals worldwide enacting emergency measures to combat the spread of the virus, including the implementation of travel bans, mandated and self-imposed quarantine periods and physical distancing, that have caused a material disruption to businesses globally. Throughout the course of the pandemic, the impact of COVID-19 has varied significantly due to both global and localized infection rates, notwithstanding widespread vaccine availability within Canada and the United States beginning in spring 2020.

As a result of the pandemic, global equity markets have experienced significant volatility and weakness. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. Such volatility has led to significant challenges to the global supply chain, disrupted labor markets and has recently contributed to rising levels of inflation. The Company has experienced material pandemic related impacts, including the loss of its primary customer engineering customer in 2020 due to mandated stay-at-home orders. The duration and impact of the COVID-19 outbreak is unknown at this time, as is the efficacy of the government and central bank interventions.  As such, the Company cannot predict with any certainty what the future impacts the pandemic may have on its business.

Company management has and continues to closely monitor the impact of the COVID-19 global pandemic, with a focus on the health and safety of the Company’s employees, customers, and business continuity. Since the outbreak of the pandemic, the Company has taken various steps to mitigate the impact of COVID-19, including following government or health authority guidelines and restrictions at its facilities to ensure the safety of its staff and product consumers. The Company will continue to follow government or health authority guidelines and restrictions and has experienced minimal disruption to its operations and supply chain. However, there is no guarantee that the company’s mitigation efforts will prove successful in combating the spread of the virus or that supply chain disruptions will not occur in the future. As the Company reintegrates its personnel to its workplace, it may incur additional costs to adapt the workplace to meet applicable health and safety requirements. The occurrence of additional waves of the virus or its variants, or insufficient vaccination levels may require the Company to revise or delay such plans. To the extent that it is unable to effectively protect its workforce against the transmission of the virus, the Company may be forced to slow or reverse its reintegration efforts and could face allegations of liability.

Given the uncertainties associated with the ongoing COVID-19 pandemic, including the uncertainty surrounding the remaining duration and outcome, COVID-19 variants and vaccine efficacy, the Company is unable to estimate the full impact of the COVID-19 pandemic on its business, financial condition, results of operations, and/or cash flows; however, the impact could be material. The Company cannot accurately predict the future impact COVID-19 may have on, among others, the: (i) demand for drone delivery services, (ii) severity and the length of potential measures taken by governments to manage the spread of the virus and their effect on labour availability and supply lines, (iii) availability of essential supplies, (iv) purchasing power of the Canadian dollar, or (v) ability of the Company to obtain necessary financing. Despite global vaccination efforts, it is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Company in the future.

33

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

The conflict between Russia and Ukraine could destabilize global markets and threatens global peace.

On February 24, 2022, Russian military forces launched a full-scale military invasion of Ukraine. In response, Ukrainian military personal and civilians are actively resisting the invasion. Many countries throughout the world have provided aid to the Ukraine in the form of financial aid and in some cases military equipment and weapons to assist in their resistance to the Russian invasion. The North Atlantic Treaty Organization (“NATO”) has also mobilized forces to NATO member countries that are close to the conflict as deterrence to further Russian aggression in the region. The outcome of the conflict is uncertain and is likely to have wide ranging consequences on the peace and stability of the region and the world economy. Certain countries including Canada and the United States, have imposed strict financial and trade sanctions against Russia and such sanctions may have far reaching effects on the global economy. The long-term impacts of the conflict and the sanctions imposed on Russia remain uncertain.

Negative macroeconomic and geopolitical trends could affect the Company’s ability to access sources of capital.

The COVID-19 pandemic and the Russian invasion of Ukraine could negatively impact the Company’s ability to obtain financing and access sources of capital. Both events have led to significant market volatility as governments undertake measures to prevent the spread of COVID-19 and discourage political conflict. These events have contributed to significant uncertainty in global markets, increased inflationary pressures, and could lead to a tightening of credit markets and a decline in economic activity. These impacts could have a material adverse effect on the Company’s liquidity and ability to obtain financing in the future. As the Company’s history of losses and present revenues do not allow it to sustain its operations, an inability to access credit or capital markets could undermine the Company’s ability to continue as a going concern.

The Company may be subject to the risks associated with foreign operations in other countries.

The Company’s primary revenues are expected to be achieved in Canada and the US. However, the Company may expand to markets outside of North America and become subject to risks normally associated with conducting business in other countries. As a result of such expansion, the Company may be subject to the legal, political, social and regulatory requirements and economic conditions of foreign jurisdictions. The Company cannot predict government positions on such matters as foreign investment, intellectual property rights or taxation. A change in government positions on these issues could adversely affect the Company’s business.

If the Company expands its business to foreign markets, it will need to respond to rapid changes in market conditions, including differing legal, regulatory, economic, social and political conditions in these countries. If the Company is not able to develop and implement policies and strategies that are effective in each location in which it does business, then the Company’s business, prospects, results of operations and financial condition could be materially and adversely affected.

There are tax risks the Company may be subject to in carrying on business in Canada.

The Company is a resident of Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”). Since the Company is operating in a new and developing industry there is a risk that foreign governments may look to increase their tax revenues or levy additional taxes to level the playing field for perceived disadvantages to traditional brick and mortar businesses. There is no guarantee that governments will not impose such additional adverse taxes in the future.

If critical components or raw materials used to manufacture the Company’s products become scarce or unavailable, then the Company may incur delays in manufacturing and delivery of its products, which could damage its business.

The Company obtains hardware components, various subsystems and systems from a limited group of suppliers. The Company does not have long-term agreements with any of these suppliers that obligate it to continue to sell components, subsystems, systems or products to the Company. The Company’s reliance on these suppliers involves significant risks and uncertainties, including whether its suppliers will provide an adequate supply of required components, subsystems, or systems of sufficient quality, will increase prices for the components, subsystems or systems and will perform their obligations on a timely basis.

34

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Recently, the global supply chain has experienced significant disruptions caused by the COVID-19 pandemic and by geopolitical conflict, including the war in Ukraine. These disruptions have impacted a variety of products and goods and have had various downstream effects, making it more difficult to reliably and timely source and supply goods and has also resulted in shortages of labor and equipment. The macroeconomic impacts of the COVID-19 pandemic and global conflicts have contributed to inflationary pressure and increased market volatility, adding additional pricing uncertainty. These conditions, if not mitigated or remedied in a timely manner, could delay or preclude delivery of raw materials needed to manufacture our products or delivery of the Company’s products to customers, particularly in international markets. If the Company is unable to obtain components from third-party suppliers in the quantities and of the quality that it requires, on a timely basis and at acceptable prices, then it may not be able to deliver its products on a timely or cost-effective basis to its customers, or at all, which could cause customers to terminate their contracts with the Company, increase the Company’s costs and seriously harm its business, results of operations and financial condition. Moreover, if any of the Company’s suppliers become financially unstable, then it may have to find new suppliers. It may take several months to locate alternative suppliers, if required, or to redesign the Company’s products to accommodate components from different suppliers. The Company may experience significant delays in manufacturing and shipping its products to customers and incur additional development, manufacturing, and other costs to establish alternative sources of supply if the Company loses any of these sources or is required to redesign its products. The Company cannot predict if it will be able to obtain replacement components within the time frames that it requires at an affordable cost, if at all.

Natural outdoor elements such as wind and precipitation may have a material adverse effect on the use and effectiveness of the Company’s products.

The Company’s business will involve the operation and flying of UAVs, a technology-based product used outside. As such, the business is subject to various risks inherent in a technology-based businesses operated in outdoor conditions, including faulty parts, breakdowns, and crashes. Although the Company anticipates the use of its UAVs in good climactic conditions and that adequate flying conditions will be monitored by trained personnel, there can be no assurance that unpredictable natural outdoor elements will not have a material adverse effect on the use and effectiveness of its products.

The Company’s products may be subject to the recall or return.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, safety concerns, packaging issues and inadequate or inaccurate labeling disclosure. If any of the Company’s equipment were to be recalled due to an alleged product defect, safety concern or for any other reason, the Company could be required to incur unexpected expenses of the recall and any legal proceedings that might arise in connection with the recall. The Company may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management time and attention. Additionally, product recalls may lead to increased scrutiny of the Company’s operations by Transport Canada or other regulatory agencies, requiring further management time and attention and potential legal fees, costs and other expenses.

If the Company releases defective products or services, its operating results could suffer.

Products and services designed and released by the Company involve extremely complex software programs and are difficult to develop and distribute. While the Company has quality controls in place to detect and prevent defects in its products and services before they are released, these quality controls are subject to human error, overriding, and reasonable resource constraints. Therefore, these quality controls and preventative measures may not be effective in detecting and preventing defects in the Company’s products and services before they have been released into the marketplace. In such an event, the Company could be required, or decide voluntarily, to suspend the availability of the product or services, which could significantly harm its business and operating results.

The Company’s products and services are complex and could have unknown defects or errors, which may give rise to legal claims against the Company, diminish its brand or divert its resources from other purposes.

The Company’s UAVs rely on complex avionics, sensors, user-friendly interfaces and tightly integrated, electromechanical designs to accomplish their missions. Despite testing, the Company’s products have contained defects and errors and may in the future contain defects, errors or performance problems when first introduced, when new versions or enhancements are released, or even after these products have been used by the Company’s customers for a period of time. These problems could result in expensive and time-consuming design modifications or warranty charges, delays in the introduction of new products or enhancements, significant increases in the Company’s service and maintenance costs, exposure to liability for damages, damaged customer relationships and harm to the Company’s reputation, any of which could materially harm the Company’s results of operations and ability to achieve market acceptance. In addition, increased development and warranty costs could be substantial and could significantly reduce the Company’s operating margins.

35

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

The existence of any defects, errors, or failures in the Company’s products or the misuse of the Company’s products could also lead to product liability claims or lawsuits against it. A defect, error or failure in one of the Company’s UAV could result in injury, death or property damage and significantly damage the Company’s reputation and support for its UAV in general. The Company anticipates this risk will grow as its UAV begins to be used in Canadian domestic airspace and urban areas. The Company’s UAV test systems also have the potential to cause injury, death or property damage in the event that they are misused, malfunction or fail to operate properly due to unknown defects or errors.

Although the Company maintains insurance policies, it cannot provide any assurance that this insurance will be adequate to protect the Company from all material judgments and expenses related to potential future claims or that these levels of insurance will be available in the future at economical prices or at all. A successful product liability claim could result in substantial cost to us. Even if the Company is fully insured as it relates to a particular claim, the claim could nevertheless diminish the Company’s brand and divert management’s attention and resources, which could have a negative impact on the Company’s business, financial condition and results of operations.

Shortfalls in available external research and development funding could adversely affect the Company.

The Company depends on its research and development activities to develop the core technologies used in its UAV products and for the development of the Company’s future products. A portion of the Company’s research and development activities can depend on funding by commercial companies and the Canadian government. Canadian government and commercial spending levels can be impacted by a number of variables, including general economic conditions, specific companies’ financial performance and competition for Canadian government funding with other Canadian government-sponsored programs in the budget formulation and appropriation processes. Moreover, the Canadian, federal and provincial governments provide energy rebates and incentives to commercial companies, which directly impact the amount of research and development that companies appropriate for energy systems. To the extent that these energy rebates and incentives are reduced or eliminated, company funding for research and development could be reduced. Any reductions in available research and development funding could harm the Company’s business, financial condition and operating results.

The Company could be prohibited from shipping its products to certain countries if it is unable to obtain Canadian government authorization regarding the export of its products, or if current or future export laws limit or otherwise restrict the Company’s business.

The Company must comply with Canadian federal and provincial laws regulating the export of its products. In some cases, explicit authorization from the Canadian government is needed to export its products. The export regulations and the governing policies applicable to the Company’s business are subject to change. The Company cannot provide assurance that such export authorizations will be available for its products in the future. Compliance with these laws has not significantly limited the Company’s operations or sales in the recent past, but could significantly limit them in the future. Non-compliance with applicable export regulations could potentially expose the Company to fines, penalties and sanctions. If the Company cannot obtain required government approvals under applicable regulations, the Company may not be able to sell its products in certain international jurisdictions, which could adversely affect the Company’s financial condition and results of operations.

Negative consumer perception regarding the Company’s products could have a material adverse effect on the demand for the Company’s products and the business, results of operations, financial condition and cash flows of the Company.

The Company believes the UAV industry is highly dependent upon consumer perception regarding the safety, efficacy, and quality of the UAV used. Consumer perception of these products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention, and other publicity regarding the use of UAV. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention, or other research findings or publicity will be favourable to the UAV market. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for the Company’s products and the business, results of operations, financial condition and cash flows of the Company. The dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Company, the demand for the Company’s products, and the business, results of operations, financial condition and cash flows of the Company. Further, adverse publicity reports or other media attention regarding the safety, the efficacy, and quality of UAV based surveys in general, or the Company’s products specifically, could have a material adverse effect.

36

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

If the Company fails to successfully promote its product brand, this could have a material adverse effect on the Company’s business, prospects, financial condition and results of operations.

The Company believes that brand recognition is an important factor to its success. If the Company fails to promote its brands successfully, or if the expenses of doing so are disproportionate to any increased net sales it achieves, it would have a material adverse effect on the Company’s business, prospects, financial condition and results of operations. This will depend largely on the Company’s ability to maintain trust, be a technology leader, and continue to provide high-quality and secure technologies, products and services. Any negative publicity about the Company or its industry, the quality and reliability of the Company’s technologies, products and services, the Company’s risk management processes, changes to the Company’s technologies, products and services, its ability to effectively manage and resolve customer complaints, its privacy and security practices, litigation, regulatory activity, and the experience of sellers and buyers with the Company’s products or services, could adversely affect the Company’s reputation and the confidence in and use of the Company’s technologies, products and services. Harm to the Company’s brand can arise from many sources, including; failure by the Company or its partners to satisfy expectations of service and quality; inadequate protection of sensitive information; compliance failures and claims; litigation and other claims; employee misconduct; and misconduct by the Company’s partners, service providers, or other counterparties. If the Company does not successfully maintain a strong and trusted brand, its business could be materially and adversely affected.

The Company may be subject to electronic communication security risks.

A significant potential vulnerability of electronic communications is the security of transmission of confidential information over public networks. Cyberattacks could result in unauthorized access to the Company’s computer systems or its third-party IT service provider’s systems and, if successful, misappropriate personal or confidential information. Anyone who is able to circumvent the Company’s security measures could misappropriate proprietary information or cause interruptions in its operations. The Company may be required to expend capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.

Since the outset of the COVID-19 pandemic, there has been an increase in the volume and sophistication of targeted cyber-attacks. Pandemic-adjusted operations, such as work from home arrangements and remote access to the Company’s systems, may pose heightened risk of cyber security and privacy breaches and may put additional stress on the Company’s IT infrastructure. A failure of such infrastructure could severely limit the Company’s ability to conduct ordinary operations or expose the Company to liability. To date, the Company’s systems have functioned capably, and it has not experienced a material impact to its operations as a result of an IT infrastructure issue. In addition, the outbreak of hostilities between Russia and Ukraine and the response of the global community to such aggression is widely seen as increasing the risk of state-sponsored cyberattacks.

Even the most well-protected IT networks, systems and facilities remain potentially vulnerable because the techniques used in attempted security breaches are continually evolving and generally are not recognized until launched against a target or, in some cases, are designed not to be detected and, in fact, may not be detected. Any such compromise of the Company’s or its third party’s IT service providers’ data security and access, public disclosure, or loss of personal or confidential business information, could result in legal claims and proceedings, liability under laws to protect privacy of personal information, and regulatory penalties, and could disrupt our operations, require significant management attention and resources to remedy any damages that result, and damage our reputation and customers willingness to transact business with us, any of which could adversely affect our business.

37

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

The Company’s business could be adversely affected if its consumer protection and data privacy practices are not perceived as adequate or there are breaches of its security measures or unintended disclosures of its consumer data.

The rate of privacy law-making is accelerating globally and interpretation and application of consumer protection and data privacy laws in Canada, the United States, Europe and elsewhere are often uncertain, contradictory and in flux. As business practices are being challenged by regulators, private litigants, and consumer protection agencies around the world, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with the Company’s data and/or consumer protection practices. If so, this could result in increased litigation government or court-imposed fines, judgments or orders requiring that the Company change its practices, which could have an adverse effect on its business and reputation. Complying with these various laws could cause the Company to incur substantial costs or require it to change its business practices in a manner adverse to its business.

The Company relies on its business partners, and they may be given access to sensitive and proprietary information in order to provide services and support to the Company’s teams.

The Company relies on various business partners, including third-party service providers, vendors, licensing partners, development partners, and licensees, among others, in some areas of the Company’s business. In some cases, these third parties are given access to sensitive and proprietary information in order to provide services and support to the Company’s teams. These third parties may misappropriate the Company’s information and engage in unauthorized use of it. The failure of these third parties to provide adequate services and technologies, or the failure of the third parties to adequately maintain or update their services and technologies, could result in a disruption to the Company’s business operations. Further, disruptions in the financial markets and economic downturns may adversely affect the Company’s business partners and they may not be able to continue honoring their obligations to the Company. Alternative arrangements and services may not be available to the Company on commercially reasonable terms or the Company may experience business interruptions upon a transition to an alternative partner or vendor. If the Company loses one or more significant business partners, the Company’s business could be harmed.

If the Company fails to protect, or incurs significant costs in defending, its intellectual property and other proprietary rights, the Company’s business, financial condition, and results of operations could be materially harmed.

The Company’s success depends, in large part, on its ability to protect its intellectual property and other proprietary rights. The Company relies primarily on patents, trademarks, copyrights, trade secrets and unfair competition laws, as well as license agreements and other contractual provisions, to protect the Company’s intellectual property and other proprietary rights. However, a portion of the Company’s technology is not patented, and the Company may be unable or may not seek to obtain patent protection for this technology. Moreover, existing Canadian legal standards relating to the validity, enforceability and scope of protection of intellectual property rights offer only limited protection, may not provide the Company with any competitive advantages, and may be challenged by third parties. The laws of countries other than Canada may be even less protective of intellectual property rights. Accordingly, despite its efforts, the Company may be unable to prevent third parties from infringing upon or misappropriating its intellectual property or otherwise gaining access to the Company’s technology. Unauthorized third parties may try to copy or reverse engineer the Company’s products or portions of its products or otherwise obtain and use the Company’s intellectual property. Moreover, many of the Company’s employees have access to the Company’s trade secrets and other intellectual property. If one or more of these employees leave to work for one of the Company’s competitors, then they may disseminate this proprietary information, which may as a result damage the Company’s competitive position. If the Company fails to protect its intellectual property and other proprietary rights, then the Company’s business, results of operations or financial condition could be materially harmed. From time to time, the Company may have to initiate lawsuits to protect its intellectual property and other proprietary rights. Pursuing these claims is time consuming and expensive and could adversely impact the Company’s results of operations.

In addition, affirmatively defending the Company’s intellectual property rights and investigating whether the Company is pursuing a product or service development that may violate the rights of others may entail significant expense. Any of the Company’s intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. If the Company resorts to legal proceedings to enforce its intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, then the proceedings could result in significant expense to the Company and divert the attention and efforts of the Company’s management and technical employees, even if the Company prevails.

38

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

Obtaining and maintaining the Company’s patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and its patent protection could be reduced or eliminated for non-compliance with these requirements.

The Canadian Intellectual Property Office (“CIPO”), the United States Patent and Trademark Office (“USPTO”) and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. Periodic maintenance fees on any issued patent are due to be paid to the CIPO, the USPTO and various foreign national or international patent agencies in several stages over the lifetime of the patent. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on the Company’s international patent application, failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. If the Company fails to maintain the patents and patent applications covering its product candidates, its competitors might be able to enter the market, which would have a material adverse effect on the Company’s business.

While a patent may be granted by a national patent office, there is no guarantee that the granted patent is valid. Options exist to challenge the validity of a patent which, depending upon the jurisdiction, may include re-examination, opposition proceedings before the patent office, and/or invalidation proceedings before the relevant court. Patent validity may also be the subject of a counterclaim to an allegation of patent infringement.

Pending patent applications may be challenged by third parties in protest or similar proceedings. Third parties can typically submit prior art material to patentability for review by the patent examiner. Regarding Patent Cooperation Treaty applications, a positive opinion regarding patentability issued by the International Searching Authority does not guarantee allowance of a national application derived from the Patent Cooperation Treaty application. The coverage claimed in a patent application can be significantly reduced before the patent is issued, and the patent’s scope can be modified after issuance. It is also possible that the scope of claims granted may vary from jurisdiction to jurisdiction.

The grant of a patent does not have any bearing on whether the invention described in the patent application would infringe the rights of earlier filed patents. It is possible to both obtain patent protection for an invention and yet still infringe the rights of an earlier granted patent.

The Company may be sued by third parties for alleged infringement of their proprietary rights, which could be costly, time-consuming and limit the Company’s ability to use certain technologies in the future.

The Company may become subject to claims that its technologies infringe upon the intellectual property or other proprietary rights of third parties. Any claims, with or without merit, could be time-consuming and expensive, and could divert the Company’s management’s attention away from the execution of its business plan. Moreover, any settlement or adverse judgment resulting from these claims could require the Company to pay substantial amounts or obtain a license to continue to use the disputed technology, or otherwise restrict or prohibit the Company’s use of the technology. The Company cannot assure that it would be able to obtain a license from the third party asserting the claim on commercially reasonable terms, if at all, that the Company would be able to develop alternative technology on a timely basis, if at all, or that the Company would be able to obtain a license to use a suitable alternative technology to permit the Company to continue offering, and the Company’s customers to continue using, the Company’s affected product. An adverse determination also could prevent the Company from offering its products to others. Infringement claims asserted against the Company may have a material adverse effect on its business, results of operations or financial condition.

39

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

The Company may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on all the Company’s product candidates throughout the world would be prohibitively expensive. Therefore, the Company has filed applications and/or obtained patents only in key markets including the United States and Canada. Competitors may use the Company’s technologies in jurisdictions where it has not obtained patent protection to develop their own products and their products may compete with products of the Company.

Failure to adhere to the Company’s financial reporting obligations and other public company requirements could adversely affect the market price of the Common Shares.

The Company is subject to reporting and other obligations under applicable securities laws in Canada and the United States, and the rules of the CSE, Nasdaq and the Frankfurt Stock Exchange. These reporting and other obligations place significant demands on the Company’s management, administrative, operational and accounting resources. If the Company is unable to meet such demands in a timely and effective manner, its ability to comply with its financial reporting obligations and other rules applicable to reporting issuers could be impaired. Moreover, any failure to maintain effective internal controls could cause the Company to fail to satisfy its reporting obligations or result in material misstatements in its financial statements. If the Company cannot provide reliable financial reports or prevent fraud, its reputation and operating results could be materially adversely affected which could also cause investors to lose confidence in its reported financial information, which could result in a reduction in the trading price of the Common Shares.

In addition, the Company does not expect that its disclosure controls and procedures and internal controls over financial reporting will prevent all errors or fraud. A control system, no matter how well designed and implemented, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues within an organization are detected. The inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple errors or mistakes. Controls can also be circumvented by individual acts of certain persons, by collusion of two or more people or by management override of the controls. Due to the inherent limitations in a control system, misstatements due to errors or fraud may occur and may not be detected in a timely manner or at all.

We have limited operating experience as a publicly traded company in the U.S.

We have limited operating experience as a publicly traded company in the U.S. Although our management team have experience managing a publicly-traded company, there is no assurance that the past experience of our management team will be sufficient to operate the Company as a publicly traded company in the United States, including timely compliance with the disclosure requirements of the U.S. Securities and Exchange Commission (the “SEC”). We are required to develop and implement internal control systems and procedures in order to satisfy the periodic and current reporting requirements under applicable SEC regulations and comply with the listing standards of the Nasdaq. These requirements place significant strain on our management team, infrastructure and other resources. In addition, our management team may not be able to successfully or efficiently manage the Company as a U.S. public reporting company that is subject to significant regulatory oversight and reporting obligations.

If the Company is required to write down goodwill and other intangible assets, the Company’s financial condition and results could be negatively affected.

Goodwill impairment arises when there is deterioration in the capabilities of acquired assets to generate cash flows, and the fair value of the goodwill dips below its book value. The Company is required to review its goodwill for impairment at least annually. Events that may trigger goodwill impairment include deterioration in economic conditions, increased competition, loss of key personnel, and regulatory action. Should any of these occur, an impairment of goodwill relating to the acquisition of Dronelogics Systems Inc. could have a negative effect on the assets of the Company.

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Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

From time to time, the Company may become involved in legal proceedings, which could adversely affect the Company.

The Company may, from time to time in the future, become subject to legal proceedings, claims, litigation and government investigations or inquiries, which could be expensive, lengthy, and disruptive to normal business operations. In addition, the outcome of any legal proceedings, claims, litigation, investigations or inquiries may be difficult to predict and could have a material adverse effect on the Company’s business, operating results, or financial condition.

The Company’s directors and officers may have conflicts of interest in conducting their duties.

Because directors and officers of the Company are or may become directors or officers of other reporting companies or have significant shareholdings in other technology companies, the directors and officers of the Company may have conflicts of interest in conducting their duties. The Company and its directors and officers will attempt to minimize such conflicts. In the event that such a conflict of interest arises at a meeting of the directors of the Company, a director who has such a conflict will abstain from voting for or against a particular matter in which the director has the conflict. In appropriate cases, the Company will establish a special committee of independent directors to review a particular matter in which several directors, or officers, may have a conflict. In determining whether the Company will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the potential benefits to the Company, the degree of risk to which the Company may be exposed and its financial position at that time. Other than as indicated, the Company has no other procedures or mechanisms to deal with conflicts of interest.

Our Articles provide that the Company must indemnify a director or former director against all judgments, penalties or fines to which such person is or may be liable by reason of such person being or having been a director of the Company and the executive officers and directors may also have rights to indemnification from the Company, including pursuant to directors’ and officers’ liability insurance policies, that will survive termination of their agreements.

Risks Related to Our Common Shares

The market price of the Common Shares may be highly volatile.

The market price of the Common Shares may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including but not limited to

●	revenue or results of operations in any quarter failing to meet the expectations, published or otherwise, of the investment community;
●	actual or anticipated changes or fluctuations in our results of operations;
●	announcements by us or our competitors of new products or new or terminated significant contracts, commercial relationships or capital commitments;
●	rumors and market speculation involving us or other companies in our industry;
●	changes in our executive management team or the composition of the board of directors of the Company (the “Board”);
●	fluctuations in the share prices of other companies in the technology and emerging growth sectors;
●	general market conditions and macroeconomic trends driven by factors outside our control, such as the COVID-19 pandemic and/or geopolitical conflicts, including supply chain disruptions, market volatility, inflation, and labor challenges, among other factors;
●	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;
●	litigation involving us, our industry or both, or investigations by regulators into our operations or those of competitors;
●	announced or completed acquisitions of businesses or technologies by us or our competitors;
●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
●	shareholder activism and related publicity;
●	foreign exchange rates; and
●	other risk factors as set out in this MD&A and in the documents incorporated by reference into this MD&A.

If the market price of our Common Shares drops significantly, shareholders could institute securities class action lawsuits against us, regardless of the merits of such claims. Such a lawsuit could cause us to incur substantial costs and could divert the time and attention of our management and other resources from our business. This could harm our business, results of operations and financial condition.

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Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

There is no guarantee that an active trading market for our Common Shares will be maintained on the CSE, the Nasdaq, and/or the Frankfurt Stock Exchange. Investors may not be able to sell their Common Shares quickly or at the latest market price if the trading in our Common Shares is not active.

Our Common Shares are currently listed on the CSE, Nasdaq, and the Frankfurt Stock Exchange, however, our shareholders may be unable to sell significant quantities of Common Shares into the public trading markets without a significant reduction in the price of their Common Shares, or at all and there can be no guarantee that an active trading market for the Common Shares may be maintained. There can be no assurance that there will be sufficient liquidity of our Common Shares on the trading market, and that we will continue to meet the listing requirements of the CSE, the Nasdaq or any other public listing exchange.

Future issuances of equity securities by us or sales by our existing shareholders may cause the price of our Common Shares to fall.

The market price of our Common Shares could decline as a result of issuances of securities or sales by our existing shareholders in the market, including by our directors, executive officers and significant shareholders, or the perception that these sales could occur. Sales of our Common Shares by shareholders might also make it more difficult for us to sell Common Shares at a time and price that we deem appropriate. We also expect to issue Common Shares in the future. Future issuances of Common Shares, or the perception that such issuances are likely to occur, could affect the prevailing trading prices of the Common Shares.

We may never pay dividends over the foreseeable future.

Investors should not rely on an investment in our Common Shares to provide dividend income. The Company does not anticipate that it will pay any cash dividends to holders of its Common Shares in the foreseeable future. Instead, the Company plans to retain any earnings to maintain and expand its operations. In addition, any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on its Common Shares. Accordingly, investors must rely on sales of their Common Shares after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase the Company’s Common Shares.

The Company may be classified as a “passive foreign investment company” for U.S. federal income tax purposes, which would subject U.S. investors that hold the Company’s Common Shares to potentially significant adverse U.S. federal income tax consequences.

If the Company is classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in any taxable year, U.S. investors holding Common Shares generally will be subject, in that taxable year and all subsequent taxable years (whether or not the Company continued to be a PFIC), to certain adverse US federal income tax consequences. The Company will be classified as a PFIC in respect of any taxable year in which, after taking into account its income and gross assets (including the income and assets of 25% or more owned subsidiaries), either (i) 75% or more of its gross income consists of certain types of  “passive income” or (ii) 50% or more of the average quarterly value of its assets is attributable to “passive assets” (assets that produce or are held for the production of passive income). Based upon the current and expected composition of the Company’s income and assets, the Company believes that it was not a PFIC for the taxable year ended December 31, 2021 and expects that it will not be a PFIC for the current taxable year. Nevertheless, because the Company’s PFIC status must be determined annually with respect to each taxable year and will depend on the composition and character of the Company’s assets and income, and the value of the Company’s assets (which may be determined, in part, by reference to the market value of Common Shares, which may be volatile) over the course of such taxable year, the Company may be a PFIC in any taxable year. The determination of whether the Company will be or become a PFIC may also depend, in part, on how, and how quickly, the Company uses its liquid assets and the cash raised in an offering. If the Company determines not to deploy significant amounts of cash for active purposes, the Company’s risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that the Company will not be a PFIC for any future taxable year. In addition, it is possible that the U.S. Internal Revenue Service may challenge the Company’s classification of certain income and assets as non-passive, which may result in the Company being or becoming a PFIC in the current or subsequent years.

42

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

If the Company is a PFIC for any year during a U.S. holder’s holding period, then such U.S. holder generally will be required to treat any gain realized upon a disposition of Common Shares, or any “excess distribution” received on its Common Shares, as ordinary income, and to pay an interest charge on a portion of such gain or distribution, unless the U.S. holder makes a timely and effective “qualified electing fund” election (“QEF Election”) or a “mark-to-market” election with respect to its Common Shares. A U.S. holder who makes a QEF Election generally must report on a current basis its share of the Company’s net capital gain and ordinary earnings for any year in which the Company is a PFIC, whether or not the Company distributes any amounts to its shareholders. However, U.S. holders should be aware that there can be no assurance that the Company will satisfy the record keeping requirements that apply to a QEF, or that the Company will supply U.S. holders with information that such U.S. holders require to report under the QEF Election rules, in the event that the Company is a PFIC and a U.S. holder wishes to make a QEF Election. Thus, U.S. holders may not be able to make a QEF Election with respect to their Common Shares. A U.S. holder who makes a mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer’s basis therein. Each U.S. holder should consult its own tax advisors regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

United States investors may not be able to obtain enforcement of civil liabilities against us.

The Company is incorporated under the laws of British Columbia, Canada, and its principal executive offices are located in Canada. Most of the Company’s directors and officers and most of the experts named in this MD&A or in our annual report for the fiscal year ended December 31, 2021 reside outside of the United States and all or a substantial portion of the Company’s assets and the assets of these persons are located outside the United States. Consequently, it may not be possible for an investor to effect service of process within the United States on the Company or those persons. Furthermore, it may not be possible for an investor to enforce judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws or other laws of the United States against those persons or the Company. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon United States federal securities laws and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the United States federal securities laws. Therefore, it may not be possible to enforce those actions against the Company, certain of the Company’s directors and officers or the experts named in this MD&A or in our annual report for the fiscal year ended December 31, 2021.

We are an emerging growth company and intend to take advantage of reduced disclosure requirements applicable to emerging growth companies, which could make our Common Shares less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (ii) December 31, 2026 (the last day of the fiscal year ending after the fifth anniversary of the date of the completion of the first sales of its common equity pursuant to an effective registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”)); (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; or (iv) the date we qualify as a “large accelerated filer” under the rules of the SEC, which means the market value of our Common Shares held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter after we have been a reporting company in the United States for at least 12 months. For so long as we remain an emerging growth company, we are permitted to and intend to rely upon exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 (“Section 404”) of the Sarbanes-Oxley Act (2002), as amended (the “Sarbanes-Oxley Act”).

We may take advantage of some, but not all, of the available exemptions available to emerging growth companies. We cannot predict whether investors will find our Common Shares less attractive if we rely on these exemptions. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for our Common Shares and the price of our Common Shares may be more volatile.

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Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

We will incur increased costs as a result of operating as a public company in the United States and our management will be required to devote substantial time to new compliance initiatives.

As a U.S. public company, particularly if or when we are no longer an “emerging growth company” as defined under the JOBS Act, we will incur significant legal, accounting and other expenses, in addition to those we currently incur as a Canadian public company, that we did not incur prior to being listed in the United States. In addition, the Sarbanes-Oxley Act, and rules implemented by the SEC and Nasdaq impose various other requirements on public companies, and we will need to spend time and resources to ensure compliance with our reporting obligations in both Canada and the United States.

For example, pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting (“ICFR”), which, if or when we are no longer an emerging growth company, must be accompanied by an attestation report on ICFR issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will document and evaluate our ICFR, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our ICFR, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for ICFR. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our ICFR is effective as required by Section 404. This could result in a determination that there are one or more material weaknesses in our ICFR, which could cause an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

In addition, becoming a public company in the United States will increase legal and financial compliance as well as regulatory costs, such as additional Nasdaq fees, and will make some of our public company obligations more time consuming. We intend to invest resources to comply with evolving laws, regulations and standards in both Canada and the United States, and this investment may result in increased general and administrative expenses and increased diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with public company laws, regulations and standards in the United States are insufficient, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company in the United States and complying with applicable rules and regulations will make it more expensive for us to obtain sufficient levels of director and officer liability insurance coverage. This factor could also make it more difficult for us to attract and retain qualified executive officers and members of our Board of Directors.

As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to our U.S. shareholders.

We currently qualify as a “foreign private issuer” under applicable U.S. federal securities laws and, therefore, are not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. As a result, we do not file the same reports that a U.S. domestic issuer would file with the SEC, although we will be required to file with or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell our securities as the reporting periods under the corresponding Canadian insider reporting requirements are longer. In addition, as a foreign private issuer, we are exempt from the proxy rules under the Exchange Act. We are also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we expect to comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, these requirements differ from those under the Exchange Act and Regulation FD and shareholders should not expect to receive in every case the same information at the same time as such information is provided by U.S. domestic issuers.

44

Draganfly Inc.

Management Discussion and Analysis

For the year ended December 31, 2021

In addition, as a foreign private issuer, we have the option to follow certain Canadian corporate governance practices, except to the extent that such laws would be contrary to U.S. federal securities laws and Nasdaq listing rules and provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead. We plan to rely on this exemption in part. As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic issuers that are subject to all U.S. corporate governance requirements.

At some point in the future, we may cease to qualify as a foreign private issuer. If we cease to qualify, we will be subject to the same reporting requirements and corporate governance requirements as a U.S. domestic issuer, which may increase our costs of being a public company in the United States.

REGULATORY POLICIES

Disclosure Controls and Procedures

Disclosure Controls and Procedures (“DC&P”) are designed to provide reasonable assurance that all material information is gathered and reported on a timely basis to senior management so that appropriate decisions can be made regarding public disclosure and that information required to be disclosed by the issuer under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation. The Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), along with other members of management, have designed, or caused to be designed under the CEO and CFO’s supervision, DC&P and have assessed the design and operating effectiveness of the Company’s DC&P as at December 31, 2021. Based on this assessment, it was concluded that the design and operation of the Company’s DC&P are effective as at December 31, 2021.

Internal Controls over Financial Reporting

The CEO and CFO, along with participation from other members of management, are responsible for establishing and maintaining adequate Internal Control over Financial Reporting (“ICFR”) to provide reasonable assurance regarding the reliability of financial statements prepared in accordance with IFRS. The Company’s CEO and CFO, with support of management have assessed the design and operating effectiveness of the Company’s ICFR as at December 31, 2021 based on criteria described in “Internal Control - Integrated Framework” issued in 2013 by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, it was concluded that the design and operation of the Company’s ICFR are effective as at December 31, 2021. During the three months ended December 31, 2021, there has been no change in the Company’s ICFR that has materially affected, or is reasonably likely to materially affect, the Company’s ICFR.

Limitations of Controls and Procedures

The Company’s management, including its CEO and CFO, believe that any DC&P or ICFR, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, they cannot provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been prevented or detected. These inherent limitations include the realities that judgements in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Other Information

Additional information about the Company is available at www.draganfly.com

Approval

This MD&A is authorized for issue by the Board on April 3, 2022

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